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                                                                  EXHIBIT 10.29



                           JOINT VENTURE FORMATION AGREEMENT

         THIS JOINT VENTURE FORMATION AGREEMENT, entered into as of January 28, 1997 (the "Agreement"), by and among Schott Corporation, a Maryland corporation ("Schott"), Chicago Miniature Lamp, Inc., an Oklahoma corporation ("CML"), CML Fiberoptics, Inc., a Massachusetts corporation, a wholly-owned subsidiary of CML ("CML Fiberoptics"), Electro Fiberoptics Corp., a Massachusetts corporation, a wholly-owned subsidiary of CML Fiberoptics ("Electro") (CML, CML Fiberoptics and Electro are sometimes referred to together as the "CML Companies") and Schott CML Fiberoptics LLC, a Delaware limited liability company (the "Company").

                                   WITNESSETH:

         WHEREAS, pursuant to the terms and conditions hereof, the CML Companies have formed the Company and intend to have Electro and CML Fiberoptics contribute to the Company certain assets and properties of Electro for the purpose of conducting light guide-based fiberoptics products operations, a business heretofore conducted by Electro and CML Fiberoptics;

         WHEREAS, pursuant and subject to the terms and conditions hereof, the CML Companies intend to contribute the Transferred Assets (as defined below) to the Company and to have the Company assume only the Assumed Liabilities and only to the extent specifically set forth herein (as defined below);

         WHEREAS, pursuant to the terms and conditions hereof, Electro intends to sell to Schott and Schott intends to purchase from Electro 49% of the Units (as defined below) as well as an Option (defined below) to acquire an additional 1% of the Units in the Company, and Schott and Electro intend to enter into a First Amended and Restated Limited Liability Company Agreement in the form attached hereto as Exhibit A (the "Limited Liability Company Agreement") to govern the operations of the Company;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and upon the terms and conditions set forth herein, Schott and the CML Companies, intending to be legally bound, agree as follows:

1. TRANSFER OF ASSETS, ASSUMPTION OF LIABILITIES AND EXECUTION OF LIMITED LIABILITY COMPANY AGREEMENT.

         1.1 Transferred Assets. (a) Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.4), the CML Companies shall contribute, transfer, assign, convey and deliver to the Company, free and clear of all liens and encumbrances (other than those listed herein or in a Schedule hereto) and the Company shall, on the Closing Date, accept and receive from the CML Companies, as applicable:

         Except for the Excluded Assets (as hereinafter defined in Section 1.1(b)), all of the assets, properties and business of every kind and description, wherever located, of Electro or CML Fiberoptics, whether tangible or intangible, real, personal or mixed, whether or not any of such assets has any value for accounting purposes, as the same shall exist on the Closing Date, including specifically (and, as to any asset listed specifically on a Schedule referred to below, whether or not used exclusively), but without limiting the generality of the foregoing:

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                  (1)  Contracts.  The contracts listed on Schedule 2.16 hereto and all contracts and agreements entered into by Electro or CML Fiberoptics prior to the Closing Date (all such contracts collectively, the "Contracts").

                  (2) Real Property. All of the owned real property (including but not limited to owned improvements thereon) listed on Schedule 2.13(a) (the "Real Property"); all of Electro's or CML Fiberoptics' rights with respect to leased real property (including but not limited to owned improvements thereon) listed on Schedule 2.13(b) (the "Leased Real Property"); and the easements, rights of way and other similar interests owned by Electro or CML Fiberoptics in real property of third parties.

                  (3) Equipment. All equipment, furniture and fixtures, tools, vehicles, leasehold improvements and other items of tangible personal property owned by Electro or CML Fiberoptics, whether or not reflected on the books and records of Electro or CML Fiberoptics, including all rights with respect to leases, conditional sales contracts, franchises or licenses as set forth on Schedule 2.12(a) (the "Equipment").

                  (4) Inventories. All inventories of raw materials and finished and semi-finished products and work-in-process of Electro or CML Fiberoptics, wherever located, and all related maintenance and office supplies, whether or not accounted for by Electro or CML Fiberoptics as inventory (collectively, the "Inventories," together with the Equipment, the Records, the Know-How and the Claims, each as herein defined, collectively, the "Personal Property").

                  (5) Records. All sales and business records, product specifications, drawings, correspondence, engineering, maintenance, operating and production records, personnel records, credit records of customers, except for those portions of such records received from third parties pursuant to binding confidentiality obligations, and marketing or other studies, other than accounting and tax records, which relate to the business of Electro or CML Fiberoptics (the "Records").

                  (6) Permits. All permits, approvals and franchises (federal, state and local) of Electro or CML Fiberoptics related to the business of Electro or CML Fiberoptics.

                  (7) Claims. All prepayments, deposits, claims in bankruptcy and chooses in action, indemnification agreements with and indemnification rights against third parties, and other claims held by Electro or CML Fiberoptics (the "Claims"), including but not limited to those items set forth on Schedule 1.1(a)(7).

                  (8) Accounts Receivable. All rights in and to all trade and other accounts receivable arising from the business of Electro or CML Fiberoptics prior to the date of the Closing (the "Accounts Receivable"), including those items reflected on Schedule 2.11.

                  (9) Intellectual Property. The patents, patent applications and foreign counterparts thereof, common law trademarks, trademark applications, trademark registrations and foreign counterparts thereof, and copyright registrations and applications, and manufacturing processes and documentation relating to the business of


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         Electro or CML Fiberoptics, including but not limited to those listed in Schedule 2.14 (the "Intellectual Property").

                  (10) Know-How. All inventions, discoveries, trade secrets, improvements, formulae, practices, processes, methods and know-how, whether or not patentable, to the extent owned by, or licensed to, or used in the business of Electro or CML Fiberoptics (the "Know-How"), (provided, however, that with respect to Know-How which has not been reduced to tangible form the transfer thereof will be limited to such rights therein as Electro or CML Fiberoptics may have).

                  (11) Intangible Assets. All intangible property rights or claims owned or claimed by Electro or CML Fiberoptics, other than as listed on Schedule 2.14 or as defined in clause 10 of this definition (the "Intangible Assets").

All of the assets described in this Section 1.1(a) are referred to herein collectively as the "Transferred Assets". The Transferred Assets include, but are not limited to, the assets reflected on the Electro/CML Fiberoptics Balance Sheet referred to in Section 1.7, below, except to the extent such assets are part of the Excluded Assets referred to in Section 1.1(b).

         (b)  Notwithstanding anything to the contrary above provided in this
Section 1.1 or in any other provision of this Agreement or any other agreement or instrument contemplated hereby, no asset, property or business, or any part thereof, identified in the list of Excluded Assets attached as Exhibit B hereto shall be included in any of the Transferred Assets and all such Excluded Assets are hereby excluded from assignment and assumption pursuant to this Agreement.

         (c) "Assumed Liabilities" shall mean, collectively, only the following obligations, responsibilities and liabilities of Electro or CML Fiberoptics and only to the extent specifically set forth below and shall exclude all other obligations, responsibilities and liabilities including, but not limited to, the Excluded Liabilities as defined in Section 1.1 (d), below:

                  (1) Contracts; Indebtedness. Subject to the indemnification obligations of the CML Companies set forth in Article 12 hereof, any and all obligations, responsibilities and liabilities (including without limitation obligations to pay money) of Electro or CML Fiberoptics relating to or arising out of or incurred in connection with:

                           (A) future performance under the Contracts assigned pursuant to Section 1.1(a)(1) hereof, except to the extent that obligations or liabilities with respect to such performance are Excluded Liabilities; and

                           (B) all indebtedness specified in Schedule 1.1(c)(1)
                  (the "Specified Indebtedness").

                  (2) General Liabilities. Subject to the indemnification obligations of the CML Companies set forth in Article 12 hereof, all obligations, responsibilities and liabilities of Electro or CML Fiberoptics, other than those described in clause (1) hereof, which shall be governed pursuant to that clause, relating to or arising out of or incurred in connection with the conduct of the business of Electro or CML Fiberoptics, in the ordinary course, prior to and including the Closing Date, but only to the extent and in the dollar amounts



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         reflected on the Company Balance Sheet (as hereinafter defined)
         including but not limited to:

                           (A) accounts payable and overdrafts outstanding, trade or other;

                           (B) accrued salaries, wages and commissions payable, related payroll taxes, bonuses and accrued vacation pay with respect to any employee of Electro or CML Fiberoptics who becomes an employee of the Company on the Closing Date;

                           (C)     ad valorem taxes and assessments;

                           (D)     sales and use taxes, fees and charges; and

                           (E) real estate, property, occupation, use and like type taxes, fees and charges;

         but excluding any liability for any federal or state or local income tax based solely on the operations of Electro or CML Fiberoptics prior to the Closing Date.

                  (3) Warranty Claims. Warranty claims for products shipped prior to the Closing Date to the extent that such claims, as a percentage of products shipped prior to the Closing and measured as of the end of the of the first twelve full months of the operations of the Company after the Closing, do not exceed the average annual warranty claim rate experienced by Electro and CML Fiberoptics in the two fiscal years of Electro and CML Fiberoptics immediately prior to the Closing Date.

         (d) Excluded Liabilities. Without in any manner affecting the limitations on the obligations of Electro or CML Fiberoptics to be assumed by the Company contained herein, but rather to identify more particularly certain obligations of Electro or CML Fiberoptics which are not to be assumed by the Company on the Closing Date, it is agreed that the Company shall not assume, nor be liable for, and Electro and CML Fiberoptics expressly agree to remain liable for, all of their obligations not being assumed by the Company hereunder, including, without limitation, the following described liabilities, obligations, contracts and commitments of CML Fiberoptics and/or Electro as of the Closing Date (hereinafter sometimes collectively referred to as the "Excluded Obligations"):

                  (1) all accounts, loans and notes payable and all other current and long-term liabilities of CML Fiberoptics and/or Electro, except for those liabilities described in Section 1.1(c), and nothing in this Agreement shall be deemed to require the Company to pay or perform any such liabilities other than as specifically provided in Section 1.1(c);

                  (2) all liabilities relating or pertaining to any "Employee Welfare Benefit Plan" or "Employee Pension Plan" as such terms are defined by Section 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any of such plans are funded, and whether or not any of such plans are qualified under Section 401(a) of the Internal Revenue code of 1986, as amended (the "Code"), including but not limited to any liability to the Pension Benefit Guaranty Corporation (the "PBGC"), in each case arising out of or relating to the CML



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         Companies' maintenance of any of such plans with respect to employees of Electro or CML Fiberoptics up to the Closing Date or other employee benefits provided by the CML Companies up to the Closing Date, except for those liabilities accrued and reflected on the Company Balance Sheet;

               (3) all liabilities or claims for personal injury or other similar or dissimilar damage to person, property or business, to the extent such liabilities or claims are based upon or arise from occurrences or transactions on or prior to the Closing Date, whether or not such occurrences or transactions relate or pertain to any way to CML Fiberoptics or Electro, any predecessor thereof, and whether or not the Company has received notice of such claims prior to the Closing Date;

               (4)  except for such warranty claims as are assumed under
         Section 1.1(c)(3), all liabilities relating or pertaining to the sale or sales of goods shipped on or prior to the Closing Date, including, without limitation, any failure or alleged failure of such goods to conform to customer or product specifications or warranties applicable to such goods by contract or under law or any failure to provide adequate warnings or instructions for such goods, whether or not such claims relate or pertain in any way to CML Fiberoptics or Electro any predecessor thereof, and whether or not the Company has received notice of such claims prior to the Closing date;

               (5) all liabilities relating to or arising from (i) the use of each of two parcels of real estate, one currently owned by Electro, and located at 45 Bartlett Street, in Marlborough, Massachusetts (the "Marlborough Site"), and the other formerly occupied by Electro, and located at 56 Hudson Street, Northborough, Massachusetts (the "Northborough Site") (sometimes jointly referred to as the "Sites") by CML Fiberoptics and/or Electro, or by the predecessor owner or operator of the Sites; or (ii) the violation by CML Fiberoptics or Electro of any Environmental Law (as defined in Section 2.28) or the handling of any Hazardous Materials or Petroleum Products (as defined in Section 2.28), (together, the "Environmental Claims"), whether or not the Company has received notice of such Environmental Claims prior to the Closing Date; provided that this clause (5) shall not be deemed to exclude liabilities arising from the use of the Marlborough Site by the Company after the Closing Date or Environmental Claims related to activities of the Company after the Closing Date other than the Company's continuing Non-Compliance, if any, as described on Schedule 2.28(a);

               (6) all liabilities or obligations to employees, if any, of Electro or CML Fiberoptics, who are offered employment by the Company and elect not to become employees of the Company on the Closing Date, including obligations, if any, for the severance pay, accrued vacation pay or other benefits of or for such employees; and

               (7) all other liabilities, obligations, contracts and commitments (whether known or unknown, contingent or fixed), whether arising out of the ownership and operation of the business of CML Fiberoptics or Electro, on or prior to the Closing Date, to the extent not expressly agreed to be assumed by the Company, under this Agreement, including but not limited to liabilities with respect to:

                    (A)     Plans (as defined in Section 2.17),



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                        (B)          CML Taxes (as defined in Section 2.22),

                        (C)          failure to have Permits (as defined in
               Section 2.23), or

                        (D)           Actions (as defined in Section 2.24).

         The Company shall assume the Assumed Liabilities and shall, subject to the specific exceptions set forth in this Section 1.1(d), be responsible for claims, liabilities and obligations arising from the conduct of the Company's business after the Closing Date, which claims, liabilities and obligations shall also constitute Assumed Liabilities.

         (e) Transfer Agreement. The transfers referred to in Section 1.1 hereof from the CML Companies to the Company and the assumptions referred to in
Section 1.1 hereof by the Company will be effected pursuant to a Transfer Agreement, in substantially the form of Exhibit C, dated as of the Closing
Date and executed by each of the CML Companies and the Company.

         (f) All of the contributions, conveyances, sales, transfers and assignments (the "Formation Transfers") and all of the acceptances, assumptions, undertakings, indemnifications and agreements to hold harmless (the "Formation Assumptions") referred to in this Section 1.1
(collectively, the "Formation Transactions") shall be effected on the Closing Date. All Formation Transactions shall be undertaken subject to the terms and conditions, and on the basis of the representations, warranties and covenants, set forth herein and in the Transfer Agreement.

         (g) Instruments of Conveyance and Assumption. In addition to the Transfer Agreement, Electro and CML Fiberoptics (and, if necessary, CML) shall execute and deliver, and record (when appropriate or upon the request of either the Company or Schott), any and all instruments or other documents of transfer, conveyance and assignment as may be reasonably necessary or advisable to effect or evidence the Formation Transfers, as and to the extent contemplated hereby and by the Transfer Agreement, including, without limitation, any Closing Documents. In addition to the Transfer Agreement, the Company shall execute and deliver, and record (when appropriate or upon the request of either the Company or Schott), any and all instruments or other documents of assumption and acceptance as may be reasonably necessary or advisable to effect the Formation Assumptions, as and to the extent contemplated hereby and by the Transfer Agreement, including, without limitation, any Closing Documents.

         (h) On the Closing Date, the Company shall offer employment to all employees of Electro and/or CML Fiberoptics who are employed by Electro and/or CML Fiberoptics on that date and are listed on Schedule 2.17(a) hereto. Electro, CML Fiberoptics and the Company shall not discourage or prevent any such employee from becoming an employee of the Company on and after the Closing Date.

         1.2 Units Sold and Acquired; Option Granted. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 1.4), Electro will sell, transfer and deliver to Schott or a designee of Schott, and Schott or such designee will purchase, acquire and accept from Electro an aggregate of 49,000 Units (as defined in the Limited Liability Company Agreement), which shall constitute forty-nine percent (49%) of the issued and outstanding equity interest in the Company, free and clear of any liens, mortgages, claims, charges, security interests or other encumbrances, restrictions or limitations of any nature




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whatsoever, whether or not recorded, except such as are set forth in the
Limited Liability Company Agreement.

     (b)  Pursuant to the provisions of the Limited Liability Company
Agreement, Electro shall grant to Schott the right and option to purchase from Electro 1,000 Units (or such other number of Units that shall constitute a 1% interest as a member in the Company at the time of exercise, the "Option Units"), free and clear of any liens, mortgages, claims, charges, security interests or other encumbrances, restrictions or limitations of any nature whatsoever, whether or not recorded, except such as are set forth in the Limited Liability Company Agreement, at an option price of $100.00 (the "Option"). The Option may be exercised by Schott by delivering to Electro a written notice stating that Schott is exercising the Option, together with a check in the amount of $100.00 payable to the order of Electro, and sending a copy of such notice to the Company. The Option Units shall be deemed to have been transferred and assigned by Electro to Schott upon the Company's receipt of notice of Schott's exercise of the Option without further action by any party.

     1.3 Consideration. The aggregate purchase price (the "Purchase Price") to be paid to Electro for the Units and the Option, as described in
Section 1.2, by Schott shall be One Million Three Hundred Thousand and No/100 Dollars ($1,300,000.00). The Purchase Price shall be subject to adjustment as provided in Section 1.8, below.

     1.4 The Closing Date and Place. The transfer and delivery of the Transferred Assets by Electro and CML Fiberoptics and the delivery of the Purchase Price by Schott (the "Closing") shall take place at the offices of Kirkpatrick & Lockhart LLP, One International Place, Boston, Massachusetts 02110, within five (5) business days after the conditions to Closing, as hereinafter set forth, have been satisfied, or at such other time and place as the parties may agree to in writing (the "Closing Date").

     1.5 Payment of Purchase Price. The Purchase Price shall be paid by Schott at the Closing by wire transfer to an account or accounts of Electro specified to Schott in writing on or before the Closing Date.

     1.6 Execution of Limited Liability Company Agreement. At the Closing, Schott and Electro shall execute and deliver the Limited Liability Company Agreement in the form attached hereto as Exhibit A.

     1.7 Preparation of Final Closing Statements. Within thirty (30) days after the Closing, CML shall have prepared a balance sheet of Electro and CML Fiberoptics as at the Closing, certified by independent certified public accountants selected by Electro and CML Fiberoptics, in accordance with generally accepted accounting principals ("GAAP") consistently applied for Electro and CML Fiberoptics so as to fairly present as at the Closing Date the financial condition of Electro and CML Fiberoptics (the "Electro/CML Fiberoptics Balance Sheet"). Based upon the Electro/CML Fiberoptics Balance Sheet (using the book values contained therein) and the Formation Transactions, and giving effect to the adjustment described in Section 1.9, below, CML shall prepare an opening balance sheet for the Company in accordance with GAAP (the "Company Balance Sheet"). Schott's independent accountants, Price Waterhouse ("PW"), shall review the Electro/CML Fiberoptics Balance Sheet and the Company Balance Sheet within thirty (30) days after such Balance Sheets have been prepared. Any dispute regarding the Electro/CML



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Fiberoptics Balance Sheet or the Company Balance Sheet shall be subject to resolution in accordance with Section 1.10 hereof.

     1.8 Purchase Price Adjustment. In the event that the Net Worth of the Company (as defined below) reflected on the Company Balance Sheet (before giving effect to the adjustment described in Section 1.9, below) as established by the parties pursuant to Section 1.7 is less than $300,000, and such difference is greater than $25,000, the Purchase Price shall be reduced by the amount of such difference and, if Schott has already paid the Purchase Price, Electro shall pay Schott such amount, or if Schott has not already paid the Purchase Price, Schott shall pay the Purchase Price as so reduced. For these purposes, the "Net Worth" of the Company shall mean the total Transferred Assets less the total Assumed Liabilities. Any purchase price adjustment made pursuant to this Section 1.8 shall not be counted toward the $75,000 thresholds described in Section 12.1.

     1.9  Post-Closing Contributions and Balance Sheet Adjustments.

     (a) Immediately following the Closing, Electro shall contribute $300,000 in cash to the Company as paid-in capital.

     (b) CML agrees that any indebtedness of Electro or CML Fiberoptics to CML, as assumed by the Company, shall not bear interest while such indebtedness remains outstanding, and that CML shall not demand any payment of principal of such indebtedness until such time as the Company shall have consented, by vote of two-thirds of the interests of the Members of the Company, to make a payment of principal, and then only to the extent that the Company so consents. CML acknowledges that at no time shall the Members of the Company be under any obligation to consent to the repayment of such indebtedness.

     1.10 Dispute Resolution. In the event that Schott objects to the Electro/CML Fiberoptics Balance Sheet in writing to CML within forty-five (45) days of the receipt of such Electro/CML Fiberoptics Balance Sheet, Schott and CML shall attempt to resolve any such objection within ten (10) business days of Schott's objections. If Schott and CML are unable to resolve the matter within such ten (10) business day period, they shall, within the next ten (10) business days after the end of such period, jointly appoint an independent public accounting firm of nationally recognized standing which has not been involved in any audit of, or the rendering of accounting or other advice to, either Schott or CML or any of their subsidiaries, within a one-year period prior to the date of such appointment, to resolve the dispute and make any adjustment to the figures. This accounting firm shall complete the resolution of the dispute and make appropriate adjustments to the figures within a ten (10) business day period. The fees of this public accounting firm shall be divided and paid equally by CML and Schott. Such a firm's resolution of the dispute and its adjustments shall be conclusive and binding upon the parties. The public accounting firm shall provide written notice of such resolution to Schott and CML. The date of such notice shall be deemed to be the date of final resolution of the dispute.


2.  REPRESENTATIONS AND WARRANTIES OF CML, CML FIBEROPTICS AND
    ELECTRO.

     CML, CML Fiberoptics and Electro represent and warrant to Schott as set forth below:




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                                    - 9 -


      2.1 Organization of CML Fiberoptics; Authority. CML Fiberoptics is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of this Agreement and the Transfer Agreement has been duly authorized, executed and delivered by CML Fiberoptics, and CML Fiberoptics has the corporate power, authority and legal capacity to enter into and perform the obligations to be performed by it under this Agreement and to consummate the transactions contemplated of it hereby. This Agreement and the Transfer Agreement constitute valid and binding obligations of CML Fiberoptics, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the enforcement of creditors' rights and subject to equitable principles.

      2.2  RESERVED.

      2.3 Electro; Authority. Electro is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted. Each of this Agreement, the Limited Liability Company Agreement and the Transfer Agreement has been duly authorized, executed and delivered by Electro, and Electro has the corporate power, authority and legal capacity to enter into and perform the obligations to be performed by it under this Agreement and to consummate the transactions contemplated of it hereby. This Agreement, the Limited Liability Company Agreement and the Transfer Agreement constitute valid and binding obligations of Electro, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the enforcement of creditors' rights and subject to equitable principles.

      2.4  RESERVED.

      2.5 CML; Authority. CML is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of this Agreement and the Transfer Agreement has been duly authorized, executed and delivered by CML, and CML has the corporate power, authority and legal capacity to enter into and perform the obligations to be performed by it under this Agreement and to consummate the transactions contemplated of it hereby. This Agreement and the Transfer Agreement constitute valid and binding obligations of CML, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the enforcement of creditors' rights and subject to equitable principles.

      2.6 No Consent. Except as set forth in Schedule 2.6, no consent of any party to this Agreement or any third party and no consent, license, approval or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency (collectively, "Consents") is required in connection with the execution, delivery, validity or enforceability of this Agreement with respect to CML, CML Fiberoptics or Electro or the consummation by CML, CML Fiberoptics or Electro of the transactions contemplated of it hereby, except wherein the failure to obtain any such consent would not have a material adverse affect on the results of operations on a consolidated basis or the consolidated financial position of

CML Fiberoptics (as a stand-alone company with its sole subsidiary, Electro) (a "Material Adverse Effect").

     2.7  RESERVED.

     2.8 No Breach. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) violate any provision of the Articles or Organization or By-laws of CML Fiberoptics or Electro or of the charter documents or by-laws of CML; (b) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, would constitute) a default under the terms of any contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation, whether written or oral to which CML Fiberoptics or Electro or CML is a party (collectively, "Obligations"), which, individually or in the aggregate, would have a Material Adverse Effect; (c) result in the creation of any material Lien upon the assets of CML Fiberoptics or Electro or CML pursuant to the terms of any Obligation; or (d) violate any state or federal judgment, order, writ, sentence, injunction, decree or award of any court, arbitrator, administrative agency or governmental or regulatory body to which CML Fiberoptics or Electro or CML is a party (collectively, "Orders"), any applicable statute, law or regulation of any jurisdiction or any Permit (as defined in Section 2.23), which violations would, in the aggregate, have a Material Adverse Effect.

     2.9 Financial Statements. CML has delivered to Schott true copies of certain CML Fiberoptics' and Electro's balance sheets and income statements and other financial information of CML Fiberoptics and Electro, certified by CML Fiberoptics' Chief Financial Officer, for the period ended November 30, 1996 (the "Fiscal Year Financial Statements"), which Fiscal Year Financial Statements are incorporated herein as Schedule 2.9. The Fiscal Year Financial Statements, while unaudited, are prepared in accordance with GAAP consistently applied so as to fairly present for the period ended November 30, 1996 (such ending date being hereinafter sometimes referred to as the "Fiscal Year Balance Sheet Date") the financial condition and results of operations of CML Fiberoptics and Electro. Except as set forth on Schedule 2.9, the statements of income and cash flow included in the Fiscal Year Financial Statements do not contain any items of special or nonrecurring revenue or income or any other income not earned in the ordinary course of business, except as expressly specified therein.

     2.10  No Material Adverse Change.  Since the Fiscal Year Balance
Sheet Date, there has been no (a) material adverse change in the assets, business, operations, condition (financial or otherwise) of CML Fiberoptics and Electro taken as a whole or (b) any actual or, to the knowledge of CML, threatened damage, loss, conversion, termination, cancellation, default or other action by governmental authority, or other occurrence, which has had or hereafter may reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 2.10 or in connection with the transactions contemplated by this Agreement, since the Fiscal Year Balance Sheet Date each of CML Fiberoptics and Electro has been operated only in the ordinary and usual course of business.

     2.11 Accounts and Notes Receivable. All accounts and notes receivable of CML Fiberoptics and Electro as of the date of and reflected in the Fiscal Year Financial Statements, and all accounts and notes receivable included in the Transferred Assets, arose in the ordinary and usual course of business of CML Fiberoptics or Electro, as the case may be, represent valid obligations due to CML Fiberoptics or Electro, as the case may be, from unaffiliated parties, and are collectible in the aggregate record amounts thereof in accordance with their respective terms in the ordinary and usual course of business of CML Fiberoptics or Electro, as the case may be, except to the extent of the reserve therefor on the Fiscal Year Financial Statements. Set forth on Schedule 2.11 is a description of the amount of the accounts receivable of Electro and/or CML Fiberoptics included in the Transferred Assets as of a recent date.

     2.12 Equipment, Inventory and Other Tangible Property. Each of Electro and CML Fiberoptics has good and marketable title to each item of equipment, inventory, machinery, vehicle, working stock, structure, fixture or other tangible personal property that Electro or CML Fiberoptics owns as reflected on its books and records (including those described in the Fiscal Year Financial Statements or acquired after the date thereof, other than inventories or other personal property sold or otherwise disposed of in the ordinary and usual course of business subsequent to the date thereof), free and clear of all Liens; and Electro or CML Fiberoptics has good and marketable title to each such item that is included in the Transferred Assets. All Inventories included in the Transferred Assets are in good condition, salable at prices no less than cost. All tangible personal property used in the business of Electro and/or CML Fiberoptics, and all leases, conditional sale contracts, franchises or licenses material to the operation of Electro or CML Fiberoptics and pursuant to which Electro or CML Fiberoptics may hold or use any tangible personal properties are set forth in Schedule 2.12(a). All such leases and other aforementioned contracts are valid and effective, and there is not under any of such instruments any existing default or event of default or event which, with notice or lapse of time or both, would constitute a default by Electro or CML Fiberoptics or, to the knowledge of CML, by other parties to such leases or contracts, which event or default would have a Material Adverse Effect. The material tangible personal properties of Electro and CML Fiberoptics are in good operating condition and repair, ordinary wear and tear excepted. The tangible personal properties of Electro and CML Fiberoptics conform to all applicable federal, state and local laws, regulations and ordinances, including, without limitation, all environmental, zoning, building and health and safety laws, regulations and ordinances (collectively, "Governmental Regulations"), except where the nonconformity would not have a Material Adverse Effect.

     2.13 Real Estate. Neither Electro nor CML Fiberoptics owns any real property except as set forth in Schedule 2.13(a). Except as set forth in Schedule 2.13(a) or as disclosed of record, each of Electro and CML Fiberoptics is the sole owner of the real property owned by it and has good, clear record and marketable title to all such real property, provided, however, there are no valid Liens of record for borrowed money or which would have a Material Adverse Effect. Electro and/or CML Fiberoptics shall convey to the Company good, clear record and marketable title to all Real Property included in the Transferred Assets, free of all Liens for borrowed money or which would have a Material Adverse Effect. There are no options held by Electro or CML Fiberoptics or contractual obligations on either of their parts to purchase or acquire (including by way of lease) any interest in real property. Neither Electro nor CML Fiberoptics has obligated itself to any party in any manner whatsoever to sell any of such real property to any party. Schedule 2.13(b) lists all leases, subleases or other agreements under which Electro or CML Fiberoptics is lessee or lessor of any real property. There is not under any of such instruments any existing or claimed default, event of default or event which, with notice or lapse of time or both, would constitute an event of default by Electro or CML Fiberoptics, or, to the knowledge of CML, by other parties to such instruments, which event or default would have a Material Adverse Effect. No Real Property is in violation of any laws, regulations or ordinances, including without limitation, building, safety, fire code, zoning or historical commission laws, including handicapped access regulations except where the violation would not have a Material Adverse Effect. To the knowledge of CML, there is no structural or other material defect in the Property or any part thereof or improvement thereon. No condemnation, assessment or other material proceeding or charge affecting the Real Property or any portion thereof exists. Neither CML, CML Fiberoptics nor Electro has heretofore received any notice, and has no knowledge, that any such material proceeding or charge is pending or contemplated.

2.14  Trademarks, Patents, and Other Rights.

     (a) Schedule 2.14 attached hereto is a true, complete and accurate list of all Intellectual Property owned, licensed or used by or registered in the name of Electro, CML Fiberoptics or other persons which apply to the business of Electro and/or CML Fiberoptics. Except as listed in Schedule 2.14 attached hereto: (i) there are no patents, trademarks, tradenames, service marks, copyright registrations or applications or manufacturing processes and documentation owned, licensed or used by or registered in the name of the CML, CML Fiberoptics, Electro or other persons, which apply to the business of Electro and/or CML Fiberoptics; (ii) Electro or CML Fiberoptics owns or has the exclusive right to use, free and clear of any payment or encumbrance, such Intellectual Property as is necessary to operate the business of Electro and/or CML Fiberoptics as now being operated and, to the knowledge of CML, is not infringing upon or in conflict with the asserted rights of others in such patents, trademarks, tradenames, service marks, copyrights or manufacturing processes and, to the knowledge of CML, neither Electro nor CML Fiberoptics is making unauthorized use of any confidential information or trade secrets of any other person; and (iii) there are no claims or demands of any other person, firm or corporation pertaining to any of the Intellectual Property or similar property rights and no proceedings have been instituted which challenge any of the rights of the Electro or CML Fiberoptics in respect thereto. Electro and/or CML Fiberoptics have the right to use, free and clear of claims or rights of others, all customer lists, designs, manufacturing or other processes and documentation therefore, computer software, systems, data compilations, research results and other information required for or incident to the products and business of Electro and/or CML Fiberoptics as presently conducted or contemplated.

     (b) All licenses or other agreements under which Electro or CML
Fiberoptics has granted rights to others in Intellectual Property owned or licensed by Electro or CML Fiberoptics are listed in Schedule 2.14. All of said licenses or other agreements are in full force and effect, there is no material default thereunder by Electro or CML Fiberoptics or, to the knowledge of CML, by any other party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Schott.

     2.15 Proprietary Information of Third Parties. No third party has claimed or to the knowledge of CML has any reason to claim that any person employed by or affiliated with CML Fiberoptics or Electro has: (a) violated any of the terms or conditions of his or her employment, non-competition, or non-disclosure agreement with such third party; (b) disclosed to Electro or CML Fiberoptics or utilized any trade secret or proprietary information or documentation of such third party; or (c) interfered in the employment relationship between such third party and any of its current or former employees.

     2.16 Contracts and Other Agreements. Schedule 2.16 sets forth all of the following agreements, whether or not in writing, to which CML Fiberoptics or Electro is a party or by or to which it or its assets or properties are bound or subject: (a) agreements with any current or former officer, director, employee, consultant, agent or other representative of CML Fiberoptics or Electro; (b) agreements for the sale of any of CML Fiberoptics' or Electro's assets, tangible or intangible, other than in the ordinary course of business, or for the granting to any person of any preferential rights to purchase any of CML Fiberoptics' or any of the Electro's assets; (c) Shareholders Agreements; (d) agreements material to the conduct of the operations of CML Fiberoptics or Electro under which CML Fiberoptics or Electro agrees to indemnify any party, or to share tax liability with any party; (e) all Obligations not entered into in the ordinary course of business calling for aggregate payments in any one fiscal year of more than $50,000 in any one case (or $50,000 in the aggregate, in the case of any related series of agreements), unless they can be canceled without liability, premium or penalty on not more than thirty days' notice; (f) any contract entered into in the ordinary course of business which calls for aggregate payments in any one fiscal year in excess of $50,000 or having a duration of more than one year; (g) agreements containing covenants of CML Fiberoptics or Electro not to compete in any line of business or with any individual, corporation, partnership, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof (hereinafter, any of such entities or individuals, a "Person") in any geographical area, or covenants of any other Person not to compete with CML Fiberoptics or Electro in any line of business or in any geographical area; (h) agreements relating to the acquisition by CML Fiberoptics or Electro of any operating business or the capital stock of any other Person or entity, under which CML Fiberoptics or Electro has any ongoing or unsatisfied liability or obligation; (i) options for the purchase of any material asset, tangible or intangible; (j) Obligations for the borrowing or lending of money; or (k) any other Obligations, whether or not made in the ordinary course of business, that are material to the conduct of the business of CML Fiberoptics or Electro (other than those contracts or agreements reflected on other Schedules hereto). Schedule 2.16 also sets forth all of the agreements to which CML or any of its affiliates (other than CML
Fiberoptics and Electro) is a party relating to the business of CML Fiberoptics or Electro (the "Affiliated Contracts"). There have been delivered or made available to Schott true and complete copies of all of the written agreements set forth in Schedule 2.16 or in any other Schedules hereto. All such contracts or commitments material to the results of operation on a consolidated basis or the consolidated financial position of CML
Fiberoptics and Electro and described in clauses (a) through (k) above, as well as the Affiliated Contracts, are valid, subsisting, in full force and effect and binding upon CML Fiberoptics or Electro, or upon CML or its affiliates, as the case may be, and, to the knowledge of CML, on the other parties thereto in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and subject to equitable principles, or where the failure of such agreements, in the aggregate, to be in full force and effect and binding and enforceable would not have a Material Adverse Effect. Except as set forth on Schedule 2.16, neither CML Fiberoptics nor Electro is in default under any such contract or commitment, nor, to the knowledge of CML, is any other party to such contract or commitment in default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder, which default would have a Material Adverse Effect.

     2.17  Labor and Employment Matters.

     (a) Employees. Schedule 2.17(a) sets forth a true and complete list of every officer, director, employee, consultant, representative, salesperson or agent of Electro and/or CML Fiberoptics as of the date hereof. Such list contains (a) the name, position, date of hire, and location of the person, (b) whether such person is represented by a labor organization, the identity of the labor organization and a description of the bargaining unit in which he or she is a member, (c) the current hourly rate of compensation, including bonuses and incentive pay, (d) the corporate credit cards issued to such persons and (e) their respective limits of authority to bind Electro and/or CML Fiberoptics in financial, real estate, sales, purchase and any other transactions. Except as described in
Schedule 2.17(a) deferred compensation and accrued bonuses of employees of Electro or CML Fiberoptics existing at the closing Date will be reasonably consistent with the past compensation practices.

     (b) Obligations. Schedule 2.17(b) contains a complete and correct list and a copy of the most recent available plan document or contract, whichever is applicable (or summary description if no document is available) of all of the following which Electro or CML Fiberoptics maintains, contributes to, or otherwise has any material obligation with respect to its current or former officers, directors, employees, consultants, representatives, salespersons and agents:

           (i) written employment contracts with officers, directors, employees, consultants, representatives, salespersons and agents;

           (ii) oral contracts or understandings with any employee which alters the "employee-at-will" relationship or creates express or implied contractual obligations;

           (iii)   collective bargaining agreements;

           (iv)    written incentive and bonus arrangements;

           (v)     pension and retirement plans;

           (vi)    profit sharing plans;

           (vii)   deferred compensation plans;

           (viii) multi-employer plans as defined under the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

           (ix)    medical, life or health insurance plans;

           (x)     stock purchase, stock option or similar plans;

           (xi)    written severance plans or policies and similar plans; and

           (xii) any other benefit plans, arrangements, policies or understandings included within the definition of employee benefit plan as defined under ERISA Section 3(3) (collectively, items (i) through (xii) the "Plans").

     (c) Compliance with Contractual and Other Legal Obligations. Except as set forth in Schedule 2.17(c), Electro and CML Fiberoptics have complied in all material respects with its obligations to provide benefits under the terms of the items enumerated in Section 2.17(b) above, and is not in material breach or default under any of the items enumerated in Section 2.17(b) above. Except as set forth in Schedule 2.17(c), there are no unfair labor practice charges or complaints, grievances, arbitrations, employment-related litigation or administrative proceedings pending or, to the knowledge of CML, threatened involving any employee, applicant for employment, or former employee of Electro or CML Fiberoptics, or by any labor organization or trustee, administrator, fiduciary, participant or beneficiary of any employee benefit plan against Electro or CML Fiberoptics. Except as set forth in Schedule 2.17(c), each of Electro and CML Fiberoptics is in compliance in all material respects with its obligations under all applicable federal, state and local statutes and ordinances, executive orders, regulatory law and common law governing their employment practices including, without limitation, legal obligations relating to compensation, hours of work, the Federal Fair Labor Standards Act, as amended, Federal and State child labor laws, occupational safety and health, workers' compensation, unemployment insurance, equal employment opportunity, labor relations, COBRA, ERISA and payment of social security and other taxes.

     (d) Labor Disputes. Except as set forth on Schedule 2.17(d), during the past three (3) years, neither Electro nor CML Fiberoptics has suffered or sustained any labor dispute resulting in any strike, picket, work stoppage or work slowdown, and no such labor dispute is to the knowledge of CML threatened. To the knowledge of CML, there are no attempts being made to organize any employees presently employed by Electro or CML Fiberoptics.

     2.18 Employee Benefit Plans. Except as provided on Schedules 2.17(c) and 2.18 with respect to all Plans:

     (a) Determination Letter. Each Plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") is the subject of a favorable unrevoked determination letter issued by the Internal Revenue Service (the "IRS") as to its qualified status under the Code. To the knowledge of CML, no circumstances have occurred which would adversely affect the tax qualified status of such Plan.

     (b) Contributions. All contributions required by law to have been made under each Plan (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by CML, CML Fiberoptics or Electro, as the case may be, by the due date thereof.

     (c) Plan Actions. There is no suit, action, dispute, claim, other than benefit claims in the ordinary course of business, arbitration or legal, administrative or other proceeding (including any pending IRS determination requests) or governmental investigation pending, or to the knowledge of CML, threatened, alleging any breach of the terms of any Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any such Plan, nor, to the knowledge of CML, any basis or grounds therefor.

     (d) Plan Maintenance. Each Plan has been maintained, in all material respects, in accordance with its terms and with all provisions of ERISA (including rules and regulations thereunder), the Code, and other applicable law, and none of CML Fiberoptics, Electro or, to the knowledge of CML, any "party in interest" or "disqualified person" with respect to such Plan has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or any transaction described in Section 406 of ERISA involving the assets of such Plan.

     (e) Absence of Certain Plans. None of CML Fiberoptics, Electro nor any Commonly Controlled Entity of CML Fiberoptics or of Electro maintains, contributes to or otherwise has any obligation with respect to any multi-employer plan (as defined in Section 3(37) of ERISA).

         (f) "Parachute" Payments. Except as required by law or as set forth on Schedule 2.17(b), neither CML Fiberoptics nor Electro has made, or may be obligated to make, to any current or former employee of CML Fiberoptics or Electro any payment in the form of wages or other compensation pursuant to any employment agreement or Plan as a consequence, in whole or in part of this Agreement or of any change in the ownership or effective control of CML Fiberoptics or Electro or the business of either.

         (g) Documents. With respect to each such Plan, true, correct, and complete copies of the applicable following documents have been delivered to
Schott:

                 (i) Any Plan documents and related trust documents, and amendments thereto,

                 (ii) Form 5500, financial statements, and actuarial reports for the last plan year,

                 (iii) The most recently issued Internal Revenue Service determination letter, and

                 (iv)     Summary plan descriptions.

         2.19 Insurance. Schedule 2.19 sets forth a list and brief description (specifying the insurer and the policy number, or covering note number with respect to binders, setting forth the aggregate limit, if any, of the insurer's liability thereunder) of current primary policies or binders of fire, liability, product liability, workers' compensation, vehicular, and other current primary insurance held by or in force for the benefit of Electro and/or CML Fiberoptics. Such policies and binders are valid and are in full force and effect. All premiums due on such policies have been paid or accrued. Neither Electro nor CML Fiberoptics has borrowed or has assigned any of the proceeds of any such policies to any other person or entity, other than naming persons or entities as additional insureds or loss payees. Neither Electro nor CML Fiberoptics is in default with respect to any provision contained in any such policy or binder, the effect of which default could impair the ability of Electro or CML Fiberoptics to avail itself of the coverage provided by such policy or binder, nor has Electro or CML Fiberoptics failed to give any notice or present any claim under any such policy or binder in due and timely fashion.

         2.20 Accounts Payable. Schedule 2.20 sets forth the amount of all accounts payable of Electro and CML Fiberoptics as of a recent date.

         2.21    Liabilities.

         (a) Except as set forth in Schedule 2.21, as of the Fiscal Year Balance Sheet Date, neither CML Fiberoptics nor Electro had any direct or indirect indebtedness, liability, claim, loss, damage, deficiency or obligation, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (collectively, "Liabilities"), that were not fully and adequately reflected in the Fiscal Year Financial Statements, except Liabilities incurred since the Fiscal Year Balance Sheet Date in the ordinary course of business and consistent with past practice and that are not required by GAAP consistently applied to be either included or disclosed in the Fiscal Year Financial Statements which, in the aggregate, will not have a Material Adverse Effect .

         (b) To the knowledge of CML, neither CML Fiberoptics nor Electro has any liability or obligation in respect of goods, materials or products manufactured or sold by it and alleged by third parties to be defective, including, without limitation, all warranty claims, tort claims and claims seeking special or consequential damages attributable to allegedly defective goods, materials or products supplied by it other than such liabilities or obligations which, in the aggregate, would not have a Material Adverse Effect.

         2.22    Tax Matters.

         There are no liens with respect to CML Taxes upon any of the properties or assets, real, personal or mixed, tangible or intangible of CML Fiberoptics or Electro, except liens for current Taxes not yet due.

         As used in this Agreement, "CML Taxes" is defined to include all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority on any of the CML Companies, including, without limitation, income, capital, excise, property, sales, transfer, employment, payroll, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments, other than the Transfer Taxes for which the Company takes responsibility pursuant to Section 9.3. As used in this Agreement, "Schott Taxes" is defined to include all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority on Schott, including, without limitation, income, capital, excise, property, sales, transfer, employment, payroll, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments, other than the Transfer Taxes for which the Company takes responsibility pursuant to Section 9.3.

         2.23 Compliance with Laws. Neither Electro nor CML Fiberoptics is in violation of any Orders or of any Governmental Regulations, the violation of which would, in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 2.28(a) attached hereto, Electro and CML Fiberoptics have all permits, zoning or otherwise, licenses, orders and approvals, exceptions or waivers, of any federal, state or local governmental or regulatory body, the failure of which to obtain would have a Material Adverse Effect (collectively, "Permits"). To the knowledge of CML, all Permits are in full force and effect, no violations been received by, CML Fiberoptics, Electro or CML in respect of any Permit, and no proceeding is pending or, to the knowledge of CML, threatened to revoke or limit any Permit.

         2.24 Actions and Proceedings. Except as listed in Schedule 2.24, there are no suits, actions, claims or legal, administrative or arbitration proceedings or investigations (collectively, "Actions") (whether or not the defense thereof or liabilities in respect thereof are covered by policies of insurance) or governmental or professional inquiries (including, without limitation, any inquiry as to the qualification of Electro or CML Fiberoptics to hold or receive any Permit), pending or, to the knowledge of CML, threatened against, involving or affecting CML Fiberoptics or Electro, the probable outcome of which, individually or in the aggregate, should have a Material Adverse Effect.

         2.25 Banks. Schedule 2.25 sets forth the name of each bank, trust company and stock or other broker which has maintained an account, credit line or safe deposit box or vault for Electro or CML Fiberoptics, or otherwise maintains relations with Electro or CML Fiberoptics and the names of all persons authorized to draw on any such account or credit line or to have access to any such safe deposit box or vault.

         2.26    RESERVED.

         2.27    Providers and Customers.

         (a) Largest Providers and Customers. Schedule 2.27 sets forth Electro's and/or CML Fiberoptics' ten largest providers (in dollar volume) during its most recently completed fiscal year and for the period covered by the Fiscal Year Financial Statements, and Electro's and/or CML Fiberoptics' ten largest customers (in dollar volume) during such fiscal year and for the period covered by the Fiscal Year Financial Statements.

         (b) Continuing Relationships. CML has no knowledge that (other than upon contract completion) any such provider or customer intends to cancel or otherwise modify its relationship with Electro and/or CML Fiberoptics or to decrease materially or limit its services, supplies or materials provided to Electro and/or CML Fiberoptics or its usage or purchase of the services or products of Electro or CML Fiberoptics. The acquisition of the Transferred Assets by the Company will not, to the knowledge of CML, have a Material Adverse Effect on the relationship of Electro or CML Fiberoptics with any such provider or customer.

         2.28    Environmental Liabilities.

         (a) Except as set forth on Schedule 2.28(a), neither CML Fiberoptics nor Electro has used, stored, treated, transported, manufactured, refined, handled, produced, or disposed of a material amount of any Hazardous Materials or Petroleum Products, as hereinafter defined, in, under, at, from, or in any way affecting any of their current or former properties or assets or property leased by them, or otherwise, in any manner which at the time of the action in question materially violated any Environmental Law, as defined hereinafter, governing the use, storage, treatment, transportation, manufacture, refinement, handling, production, or disposal of Hazardous Materials or Petroleum Product. Disclosure of any matter on Schedule 2.28(a) shall not constitute an admission that such matter was material or a violation of law.

         (b) Neither of CML Fiberoptics nor Electro has any material obligations or liabilities, matured or not matured, absolute or contingent, assessed or unassessed, and no pending claims have been made against them and no currently outstanding citations or notices including, without limitation, notice letters, information requests or notices of potential responsibility, have been issued against any of them, which in the case of any of the foregoing have been or are imposed by any provision of any Environmental Laws.

         (c) Except as disclosed on Schedule 2.28(a), CML Fiberoptics and Electro have all governmental licenses, permits and other authorizations required by any and all Environmental Laws necessary to conduct and operate their business as currently conducted or operated. All such licenses, permits and other authorizations are in full force and effect and shall be in full force and effect as of the Closing Date.

         (d) Except as disclosed on Schedule 2.28(a), the Property is not presently utilized and has not in the past been utilized by CML Fiberoptics or Electro for the generation, storage, handling, transportation or disposal of any Hazardous Materials and, to the knowledge of CML, the Property has not been used by prior owners, lessees or operators or others for the generation, storage, handling, transportation or disposal of any Hazardous Materials.

         (e) So long as CML Fiberoptics or Electro has owned the Property, the Property has not been subject to any release or threatened release of any Hazardous Materials or Petroleum

Products and it does not otherwise contain any condition which may result in a claim, right of action or recovery by any person or entity under any Environmental Laws, and to the knowledge of CML, prior to CML Fiberoptics' or Electro's ownership of the Property, the Property had not been subject to any release or threatened release of any Hazardous Materials or Petroleum Products and it did not otherwise contain any condition which would result in a claim, right of action or recovery by any person or entity under any Environmental Laws.

         (f) Except as set forth on Schedule 2.28(a), neither CML Fiberoptics nor Electro has generated, transported for disposal or treatment, arranged for transportation for disposal or treatment or disposed of any Hazardous Materials at any site where there has been a release or threatened release of Hazardous Materials or in a manner which could create liability to any party under any Environmental Laws. Except as set forth on Schedule 2.28(a), neither CML, CML Fiberoptics nor Electro has received nor does it have knowledge of any notice, request for response action, administrative or other order, judgment, complaint, claim, investigation, request for information or any other request for relief whatsoever relating to any site where a Hazardous Material came to be disposed of, placed or located, which was generated, transported for disposal or treatment or arranged for transportation by CML Fiberoptics or Electro.

         (g) Except as set forth on Schedule 2.28(a), there are no above ground or underground storage tanks located on the Property.

         (h) As used herein, "Environmental Laws" shall mean any and all federal, state, local, or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or requirements of any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, or other court or arbitrator, regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Material or Petroleum Products or environmental protection, as now in effect, including without limitation, the Clean Water Act, also known as the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 300F et seq., the Surface Mining Control and Reclamation Act, 30 U.S.C. Sections 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 1101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Toxic Substances Control Act, 25 U.S.C. Section 2601 et seq., together, in each case, with any amendment thereto, and the regulations adopted and publications promulgated thereunder and all substitutions thereof.

         (i) As used herein, "Hazardous Materials" shall mean any hazardous materials, hazardous wastes, infectious medical wastes, hazardous, radioactive or toxic substances, asbestos, asbestos fibers, friable asbestos, any PCB's, waste or used oil, or constituents of the foregoing, defined or regulated as such in or under any Environmental Law.

         (j) As used herein, "Petroleum Products" shall mean gasoline, diesel fuel, motor oil, heating oil, kerosene, and any other petroleum products.

         2.29    RESERVED.

         2.30 Full Disclosure. The representations made by or on behalf of the CML Companies to Schott in this Agreement, including the Schedules attached hereto, taken as a whole do not, to the knowledge of CML, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not false or misleading which in either case adversely affects the financial position of Electro and CML Fiberoptics.

         2.31 Work-In-Process and Unbilled Contract Work. All work-in-process and unbilled contract work of Electro and/or CML Fiberoptics as of the date hereof (including those reflected in the Fiscal Year Financial Statements) arose in the ordinary and usual course of business of Electro and/or CML Fiberoptics, represent the value of work performed by Electro and/or CML Fiberoptics and will be collectible in the aggregate record amounts thereof in the ordinary and usual course of business of Electro and CML Fiberoptics, except to the extent of the reserves therefor on the Fiscal Year Financial Statements.

         2.32 Assignment of All Required Assets. Electro is the owner of all of the assets used in the business as currently conducted by Electro and CML Fiberoptics. The Transferred Assets include all assets, property and contracts which are necessary for the Company to use the assets and conduct the business and operations of Electro and CML Fiberoptics in substantially the same manner as Electro and CML Fiberoptics are currently conducting such business and using such assets.

         2.33 Definition of Knowledge of CML. For purposes of this Agreement, the phrase "to the knowledge of CML" or any form thereof shall mean the best knowledge of Frank Ward, Ronald Goldstein, Thomas Loretz and Kevin MacMaster after reasonable investigation.

         2.34 Disclosure in Schedules. For purposes of this Agreement, with respect to any matter that is clearly disclosed in any schedule hereto in such a way as to make its relevance to the information called for by another Section of this Agreement readily apparent, such matter shall be deemed to have been included in the schedule in response to such other Section, notwithstanding the omission of any appropriate cross-reference thereto.

3.0      REPRESENTATIONS AND WARRANTIES OF SCHOTT.

         Schott represents and warrants to CML that:

                 3.1 Organization. Schott is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

                 3.2 Authority. Each of this Agreement and the Limited Liability Company Agreement has been duly authorized, executed and delivered by Schott and Schott has the right, power, authority and legal capacity to enter into and perform the obligations to be performed by it under this Agreement and the Limited Liability Company Agreement and to consummate the transactions contemplated by each of them hereby and thereby.

                 3.3 Binding Obligation. This Agreement and all writings relating hereto signed by Schott constitute valid and binding obligations of Schott enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the enforcement of creditors' rights generally and subject to equitable principles.

         3.4 No Conflicts. Neither the execution, delivery and performance of this Agreement by Schott nor the consummation by Schott of the transactions contemplated of them hereby will:

         (a)     violate any provision of the Charter or By-laws of Schott;

         (b) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, would constitute) a default under the terms of any Obligation, which individually or in the aggregate, would materially adversely affect the results of operations on a consolidated basis or the consolidated financial position of Schott;

         (c)     violate any Order to which Schott is a party;

         (d) constitute a violation by Schott of any statute, law or regulation of any jurisdiction which materially adversely affects the results of operations on a consolidated basis or the consolidated financial position of Schott; or

         (e) violate any Permit, the violation of which would materially adversely affect the results of operations on a consolidated basis or the consolidated financial position of Schott.

         3.5 Litigation and Other Proceedings. There are no Actions (whether or not the defense thereof or liabilities in respect thereof are covered by policies of insurance) or governmental or professional inquiries pending or, to the best knowledge of Schott, threatened, against Schott which question or challenge the validity of this Agreement or the Limited Liability Company Agreement or any action taken or to be taken by Schott in connection with the transactions contemplated of Schott hereby.

         3.6 No Consent. Except as set forth in Schedule 3.6 attached hereto, to the best knowledge of Schott, no consent of any other party and no consent, license, approval or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery, validity or enforceability of this Agreement with respect to Schott or the consummation by Schott of the transactions contemplated of them hereby, except wherein the failure to obtain such consent would not have a material adverse affect on the ability of Schott to consummate the transactions hereby contemplated.

4.       CML'S COVENANTS AND OBLIGATIONS PRIOR TO CLOSING.

         CML covenants that from the date of this Agreement until the Closing, it shall, and shall cause CML Fiberoptics and Electro to, comply with each of the following covenants:

         4.1 Continuing Disclosure and Access to CML Fiberoptics and Electro. CML, CML Fiberoptics and Electro shall continue to furnish, or cause to be furnished, to Schott and its representatives all data and information concerning the business, finances and properties of CML Fiberoptics and Electro that may reasonably be requested by them. CML shall cause CML Fiberoptics and Electro to afford to the employees and representatives of Schott and to its counsel and accountants such access during normal business hours to CML Fiberoptics' and Electro's personnel, facilities, properties, offices, equipment, files, agreements and books and records as may be reasonably necessary in order that Schott may fully and completely understand the business, affairs and operations of CML Fiberoptics and Electro and begin the audit contemplated by Section 1.7 hereof; and CML shall cause the officers of CML Fiberoptics and Electro to furnish Schott with such additional financial and operating data (including, without limitation, financial projections and cash flow forecasts) and other information as to CML Fiberoptics' and Electro's business, operations, prospects and properties as Schott shall from time to time reasonably request for such purpose, including, without limitation, statements to be made to any governmental or regulatory body in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, such access or the review of such data or information by Schott or its representatives shall not, in any respect, release CML from any of their covenants or obligations under this Agreement nor shall it constitute a waiver of any of CML's representations or warranties made under this Agreement.

         4.2 Continuing Operations. Each of Electro and CML Fiberoptics shall carry on its business and activities diligently and substantially in such manner as they are being conducted on the date hereof, and shall not make or institute any unusual or novel methods of design, development, manufacture, purchase, sale, lease management, accounting, or operation that will vary materially from those methods used by it as of the date of this Agreement; provided, however, that CML Fiberoptics and Electro shall forthwith take such actions as are necessary to cure any Non-Compliance as described or set forth on Schedule 2.28(b) hereto, to the reasonable satisfaction of Schott.

         4.3 Asset Maintenance. Each of Electro and CML Fiberoptics shall maintain all of its personal property and assets or replacements thereof in accordance with its current practices.

         4.4 Books and Records. Each of CML Fiberoptics and Electro shall maintain its books and records in accordance with GAAP consistent with the manner in which it is currently applied.

         4.5 Comply with Law. Each of CML Fiberoptics and Electro shall comply in all material respects with all applicable laws and regulations to which it is subject.

         4.6 Notification of Claim. Each of CML Fiberoptics and Electro shall promptly notify Schott of any material litigation pending or threatened against CML Fiberoptics or Electro or any material damage to, or destruction of, any assets of Electro or CML Fiberoptics.

         4.7 Preservation of Key Relationships. Each of Electro and CML Fiberoptics shall use all reasonable efforts, without making any commitments on behalf of Schott, to preserve its business organization intact, to keep available its officers and employees and to preserve its current relationships with suppliers, customers and others having business relationships with Electro and/or CML Fiberoptics.

         4.8 Continuing Insurance. Each of Electro and CML Fiberoptics shall continue its existing insurance policies, subject to variations in amounts required by the ordinary operations of its business and shall make arrangements to provide the Company with the same or substantially similar insurance coverage as of the Closing Date. No borrowing shall be made against any policy for such insurance and no assignment shall be made of any of the proceeds of such policy to any other person or entity. None of CML, CML Fiberoptics or Electro shall take (or fail to take) any action that would enable the insurers under such policies to avoid liabilities for claims arising out of occurrences prior to the Closing Date.

         4.9 Obtain Consents. On or before the Closing Date, CML, CML Fiberoptics and Electro shall use all reasonable efforts to obtain the written consent of the persons and entities described in any Schedule to this Agreement as being required in order to effect the transactions contemplated hereby and shall furnish to Schott executed copies of such consents. Schott shall endeavor to assist CML in obtaining such consents, including executing and delivering any documents and instruments that may be reasonably required; provided, however, that Schott shall not be obligated under this Section 4.9 to execute any guarantee, assumption of liability, or other document or instrument requiring Schott to assume obligations not contemplated by this Agreement or the Limited Liability Company Agreement. CML shall, and shall cause CML Fiberoptics and Electro to, use all reasonable efforts to obtain all governmental approvals and consents necessary for, or required by the consummation of, the transactions contemplated hereby to be performed by it.

         4.10    Plans.   CML, CML Fiberoptics and Electro shall make
arrangements to amend their Plans (as defined in Section 2.17) to permit the Company to participate as an employer under such Plans and to permit the employees of Electro and CML Fiberoptics who become employees of the Company to continue to participate in such Plans.

         4.11 Closing Representations and Warranties. CML, CML Fiberoptics and Electro shall use all reasonable efforts to ensure that the representations and warranties of CML, CML Fiberoptics and Electro set forth in this Agreement shall also be true and correct on and as of the Closing Date as if made on and as of such date, except for representations and warranties which speak as to a particular date, which representations and warranties shall remain true and correct in all material respects as of such date.

         4.12 Negative Covenants. Electro and CML Fiberoptics shall not, during the period from the execution of this Agreement to the Closing Date, take any of the following actions without the prior written approval of Schott:

         (a) Entering into any commitment for an investment in property, plant or equipment which involves aggregate payments by Electro or CML Fiberoptics in excess of $100,000;

         (b) Entering into any agreement to sell or otherwise dispose of any property, plant or equipment which, when originally acquired by Electro or CML Fiberoptics, had an acquisition cost in excess of $100,000;

         (c) Taking any action concerning salaries and benefits of existing employees of Electro or CML Fiberoptics where the salary of such employee exceeds $50,000 and the proposed increase or decrease in such salary and benefits exceeds 15% of the employee's then current compensation package;

         (d) RESERVED.

         (e) Taking any action with respect to any incentive compensation or bonus to any employee of Electro or CML Fiberoptics except for any such compensation or bonus scheme awarded to any employee which does not extend beyond November 30, 1996;

         (f) Entering into any employment agreements not terminable at will (to the extent that the doctrine of employment at will still exists under applicable law);

         (g) Agreeing to or permitting the existence of any lien, mortgage, claim, charge, security interest or other encumbrance on any of Electro's or CML Fiberoptics' assets other than those existing on the date hereof (whether tangible or intangible);

         (h) Making any commitment with respect to any obligation or liability for borrowed money other than with respect to trade payables in the ordinary course of business;

         (i) Amending its Articles of Organization or By-laws or the terms of any outstanding security;

         (j) Issuing any of its capital stock or making any change in its issued and outstanding capital stock or issuing any warrant, option or other right to purchase shares of its capital stock or any security convertible into its capital stock or redeeming, purchasing or otherwise acquiring any shares of its capital stock;

         (k) Declaring any dividend or making any payment or distribution with respect to its capital stock;

         (l) Making any material change with respect to the nature or operation of its business;

         (m) Making any changes in its accounting methods, principles or practices; or

         (n) Terminating the employment of any employee of the Electro or CML Fiberoptics with a title of general manager, vice president or president of Electro or CML Fiberoptics, or any employee who the CML Companies would consider to be a key employee of Electro or CML Fiberoptics.

         4.13 Cure Any Non-compliance. CML, CML Fiberoptics and Electro shall use their reasonable best efforts cure any failure on the part of any of them to comply with the provisions of this Agreement.

         4.14 Establishment of the Company. Electro shall cause the Company to be formed by filing a Certificate of Formation, in form and substance acceptable to Schott, with the office of the Secretary of State of the State of Delaware.

         4.15 Continued Employment. The CML Companies not take any action to reassign Thomas Loretz to another position with any of the CML Companies, for a period of at least nine (9) months following the Closing Date.


5.       SCHOTT'S COVENANTS AND OBLIGATIONS PRIOR TO CLOSING.

         5.1 On or before the Closing Date, Schott shall use all reasonable efforts to obtain the written consent of the persons and entities required in order for Schott to effect the transactions contemplated hereby and shall furnish to CML executed copies of such consents. CML shall, and shall cause CML Fiberoptics and Electro to, endeavor to assist Schott in obtaining such consents, including executing and delivering any documents and instruments that may be reasonably required; provided, however, that neither CML, CML Fiberoptics nor Electro shall be obligated under this Article 5 to execute any guarantee, assumption of liability, or other document or instrument requiring CML, CML Fiberoptics or Electro to assume obligations not contemplated by this Agreement, other than by the Limited Liability Company Agreement and the Transfer Agreement.

         5.2 Notification of Claim. Schott shall promptly notify CML of any material litigation pending or threatened against Schott that would impair Schott's ability to perform its obligations under this Agreement or seeks to enjoin Schott from consummating the transactions hereby contemplated.

         5.3 Obtain Consents. On or before the Closing Date, Schott shall use all reasonable efforts to obtain the written consent of the persons and entities described in any Schedule to this Agreement as being required in order to effect the transactions contemplated hereby and shall furnish to CML executed copies of such consents. CML shall endeavor to assist Schott in obtaining such consents, including executing and delivering any documents and instruments that may be reasonably required; provided, however, that CML shall not be obligated under this Section 5.3 to execute any guarantee, assumption of liability, or other document or instrument requiring CML to assume obligations not contemplated by this Agreement or the Limited Liability Company Agreement. Schott shall use all reasonable efforts to obtain all governmental approvals and consents necessary for, or required by the consummation of, the transactions contemplated hereby to be performed by it.

         5.4 Closing Representations and Warranties. Schott shall use all reasonable efforts to ensure that the representations and warranties of Schott set forth in this Agreement shall also be true and correct on and as of the Closing Date as if made on and as of such date, except for representations and warranties which speak as to a particular date, which representations and warranties shall remain true and correct in all material respects as of such date.

6.       CONDITIONS PRECEDENT TO SCHOTT'S PERFORMANCE.

         Schott's obligations under this Agreement are subject to the satisfaction, at or before the Closing of all the conditions set out below in this Section 6, which conditions CML, CML Fiberoptics and Electro shall use all reasonable efforts to satisfy. Schott may waive any or all of these conditions (except as otherwise required by law) in whole or in part without prior notice.

         6.1 Representations and Warranties at Closing. All representations and warranties by CML, CML Fiberoptics or Electro in this Agreement, the Limited Liability Company Agreement or the Transfer Agreement shall continue to be true and correct in all material respects on and as of the Closing Date, except for representations and warranties which speak as to a particular date, which representations and warranties shall remain true and correct in all material respects as of such date.

         6.2 Compliance of CML. CML shall have, or shall have caused CML Fiberoptics and Electro to have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement or any other agreement contemplated hereby to be performed or complied with by any of them on or before the Closing Date, including but not limited to taking such actions as are necessary to cure any Non-Compliance as described or set forth on Schedule 2.28(b) hereto, to the reasonable satisfaction of Schott.

         6.3 No Adverse Changes. During the period from November 30, 1996 to the Closing Date there shall not have been any material adverse change in the business, financial condition or the results of operations of Electro or CML Fiberoptics, and neither Electro nor CML Fiberoptics shall have sustained any material loss or damage to its assets, whether or not insured, that affects its ability to conduct a material part of its business.

         6.4 CML's Closing Certificate. Schott shall have received a certificate from CML in the form attached hereto as Exhibit D signed by an appropriate officer of CML, dated the Closing Date.

         6.5 Opinion of CML's Counsel. Schott shall have received from Bingham, Dana & Gould LLP, counsel for CML, an opinion dated the Closing Date in the form of Exhibit E.

         6.6 No Litigation. No Action has been instituted or threatened which seeks to enjoin the consummation of the transactions as contemplated by this Agreement or seeks substantial damages as a result of the consummation of the transactions contemplated by this Agreement.

         6.7 Assignments and Consents. All necessary agreements, assignments and consents to the transfer of the Transferred Assets to the Company and to the consummation by Electro of the sale of the Units and the grant of the Option pursuant to this Agreement shall have been obtained by the CML Companies and delivered to Schott prior to the Closing.

         6.8 Certificates of Good Standing; Certified Charter and By-Laws. Schott shall have received certificates of good standing for CML, CML Fiberoptics and Electro, as of a date not more than ten (10) days before the Closing Date from the Secretaries of State of each jurisdiction identified in
Schedule 2.1, copies of the Certificate of Incorporation or Articles of Organization, as amended, of each of CML, CML Fiberoptics and Electro, certified by the Oklahoma or Massachusetts Secretary of State, and copies of the by-laws of each of CML, CML Fiberoptics and Electro, certified by the Secretary of CML, CML Fiberoptics and Electro, as the case may be. Schott shall have received certificates of good standing for CML Fiberoptics or Electro, as of a date not more than ten (10) days before the Closing Date, from its jurisdiction of incorporation and from the Secretary of State of each jurisdiction identified for CML Fiberoptics or Electro in Schedule 2.1 or 2.3. Schott shall have received a copy of the Certificate of Formation of the Company, certified by the Delaware Secretary of State, and a copy of the limited liability company agreement of the Company, as it may exist prior to the execution of the Limited Liability Company Agreement.

         6.9 Form of Documents. The form and substance of all certificates, instruments, opinions, schedules and other documents delivered to Schott under this Agreement in connection with the Closing shall be satisfactory in all reasonable respects to Schott and its counsel.

         6.10 Certification of Authority. On or before the Closing Date, the execution and delivery of this Agreement by CML, CML Fiberoptics and Electro and the performance of their respective covenants and obligations hereunder shall have been duly authorized by all necessary corporate action, and Schott shall have received copies of all resolutions and consents pertaining to that authorization, certified by the Secretary or Assistant Secretary of CML, CML Fiberoptics and Electro, as the case may be.

         6.11 LLC Agreement. The Company shall have been established and Electro and Schott shall have entered into a Limited Liability Company Agreement, a form of which is attached hereto as Exhibit A and incorporated herein by reference, on or prior to the Closing Date. CML shall deliver, on or prior to the Closing Date, a certificate in the form of Exhibit F attached hereto.

         6.12 Environmental Matters. CML, CML Fiberoptics and Electro shall have taken such steps as Schott shall reasonably deem appropriate to undertake the Compliance Measures set forth on Schedule 2.28(b) attached hereto.

         6.13 Insurance. CML, CML Fiberoptics and Electro shall have made arrangements to provide the Company with the same or substantially similar insurance coverage as is provided to Electro and CML Fiberoptics under their existing insurance policies, subject to variations in amounts required by the ordinary operations of its business.

         6.14 Plans. CML, CML Fiberoptics and Electro shall have made arrangements, reasonably satisfactory to Schott, to amend their Plans (as defined in Section 2.17) to permit the Company to participate as an employer under such Plans and to permit the employees of Electro and CML Fiberoptics who become employees of the Company to continue to participate in such Plans.


7.       CONDITIONS PRECEDENT TO PERFORMANCE BY THE CML COMPANIES.

         The CML Companies' obligations under this Agreement are subject to the satisfaction by Schott, at or before the Closing, of all the following conditions, which conditions Schott shall use all reasonable efforts to satisfy. The CML Companies may waive any or all of these conditions (except as otherwise required by law) in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by the CML Companies of any of their rights or remedies, at law or in equity, if Schott shall be in default with any of its representations, warranties or covenants under this Agreement.

         7.1 Representations and Warranties at Closing. All representations and warranties by Schott contained in this Agreement or in any written statement delivered by Schott under this Agreement shall continue to be true on and as of the Closing Date, except for representations and warranties which speak as to a particular date, which representations and warranties shall remain true and correct in all material respects as of such date.

         7.2 Compliance of Schott. Schott shall have performed and complied in all material respects with all covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with or satisfy, before or at the Closing.

         7.3 Schott's Closing Certificate. CML shall have received a certificate in the form attached hereto as Exhibit G, dated the Closing Date, signed by an appropriate officer of Schott.

         7.4     RESERVED.

         7.5 Opinion of Counsel for Schott. CML shall have received from Kirkpatrick & Lockhart LLP an opinion dated the Closing Date in the form of Exhibit H.

         7.6 Assignments and Consents. All necessary agreements, assignments and consents to the consummation by Schott of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Schott and delivered to CML on or prior to the Closing Date.

         7.7 Certificate of Good Standing; Certified Charter and By-Laws. CML shall have received a certificate of good standing for Schott, as of a date not more than ten (10) days before the Closing Date from the Secretary of State Maryland, a copy of the Certificate of Incorporation or Articles of Organization, as amended, of Schott, certified by the Maryland Secretary of State, and copies of the by-laws of Schott, certified by the Secretary of Schott. CML shall have received a certificate of good standing for Schott as of a date not more than ten (10) days before the Closing Date, from its jurisdiction of incorporation.

         7.8 Form of Documents. The form and substance of all certificates, instruments, opinions, schedules and other documents delivered to the CML Companies under this Agreement shall be satisfactory in all reasonable respects to CML and its counsel.

         7.9 No Litigation. No Action has been instituted or threatened which seeks to enjoin the consummation of the transactions as contemplated by this Agreement or seeks substantial damages as a result of the consummation of the transactions contemplated by this Agreement.

         7.10 Certification of Authority. On or before the Closing Date, the execution and delivery of this Agreement by Schott and the performance of its covenants and obligations hereunder shall have been duly authorized by all necessary corporate action, and CML, CML Fiberoptics and Electro shall have received copies of all resolutions and consents pertaining to that authorization, certified by the Secretary or Assistant Secretary of Schott.

         7.11 LLC Agreement. The Company shall have been established and Electro and Schott shall have entered into a Limited Liability Company Agreement, a form of which is attached hereto as Exhibit A and incorporated herein by reference, on or prior to the Closing Date.

         7.12 Execution of Transfer Agreement by the Company. The Company shall have executed and delivered the Transfer Agreement.


8.       FURTHER ASSURANCES.

         8.1 CML's Further Assurances. CML, at any time after the Closing Date, shall (and shall cause CML Fiberoptics and Electro to) execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by Schott and will take any other action consistent with the terms of this Agreement that may be reasonably requested by Schott for the purpose of concluding the transactions contemplated by this Agreement.

         8.2 Schott's Further Assurances. Schott, at any time after the Closing Date, shall execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by CML and will take any other action consistent with the terms of this Agreement that may be reasonably requested by CML for the purpose of concluding the transactions contemplated by this Agreement.


9.       ALLOCATION OF TAX LIABILITY.

         9.1 The CML Companies shall be responsible for all CML Taxes regardless of when imposed and shall be entitled to retain any refunds received with respect to such CML Taxes.

         9.2 Schott shall be responsible for all Schott Taxes regardless of when imposed and shall be entitled to retain any refunds received with respect to such Schott Taxes.

         9.3 The Company shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") arising out of or in connection with the transactions effected pursuant to this Agreement. The Company shall file all necessary documentation and returns with respect to such Transfer Taxes.


10.      THE COMPANY'S COVENANTS AND OBLIGATIONS AFTER CLOSING.

         The Company covenants that from the date of it shall comply with each of the following covenants:

         10.1 Insurance. The Company shall pay its allocable share of premiums for the insurance coverage provided for the benefit of the Company by the CML companies.

         10.2 Plans. The Company shall pay the employer's share of such amounts as are due with respect to its employees' participation in the CML Companies' Plans (as defined in Section 2.17), and shall pay over such portion of the employees' share of such amounts as the Company withholds or collects from its employees.

         10.3 Environmental Matters. The Company shall cooperate reasonably with the CML Companies' efforts to undertake the Compliance Measures set forth on Schedule 2.28(b) attached hereto.


11.      DISPUTE RESOLUTION.

         The parties hereto agree that, except as otherwise provided herein, any disputes between the parties with respect to this Agreement or the Limited Liability Company Agreement or the Transfer Agreement or any of the transactions contemplated hereby or thereby shall be submitted to arbitration in Boston, Massachusetts pursuant to the Commercial Arbitration Rules of the American Arbitration Association in effect on the date hereof, attached hereto as Exhibit I.

12.      INDEMNIFICATION.

         12.1 Indemnification of Schott and the Company. Subject to the limitations hereinafter set forth, the CML Companies shall indemnify and hold Schott and the Company, and each of Schott's shareholders, subsidiaries, affiliates, officers and directors, and the Company's directors and officers, harmless from, against, for and in respect of:

         (a) any and all damages, losses, settlement payments, obligations, liabilities and claims paid, and any costs and expenses (including reasonable attorneys' fees) suffered, sustained, incurred or paid by any indemnified party identified in Section 12.1 in connection with (i) each litigation, arbitration, investigation or other proceeding commenced against the CML Companies prior to the Closing Date or for which a cause of action existed on or prior to the Closing Date (other than causes of action based upon or arising from Assumed Liabilities) or (ii) any Excluded Liabilities;

         (b) any and all damages, losses, settlement payments, obligations, liabilities, claims, costs and expenses (including reasonable attorneys' fees) suffered, sustained, incurred or paid by any indemnified party identified in
Section 12.1 by reason of the untruth, inaccuracy or breach of any representation or warranty of CML, CML Fiberoptics or Electro contained or made in connection with Sections 2.1 through 2.32 of this Agreement, or any covenant of CML, CML Fiberoptics or Electro contained in this Agreement; provided that no recovery shall be available under this Section 12.1(b) with respect to the representations and warranties contained in Section 2.9 to the extent recovery has occurred pursuant to Section 1.8;

         (c) any and all damages, losses, settlement payments, obligations, liabilities, costs and expenses (including reasonable attorneys' fees) suffered, sustained, incurred or paid by an indemnified party identified in
Section 12.1 in connection with violations of law or governmental regulation, including but not limited to violations of Environmental Laws by the CML Companies or at the Sites which existed on or prior to the Closing Date, and any continuing failure of the Company, after the Closing, to cure any Non-Compliance described or set forth on Schedule 2.28(a) hereto or to take such steps to cure any Non-Compliance as described or set forth on Schedule 2.28(b);

         (d)     CML Taxes; and

         (e) any defective conditions existing on or prior to the Closing Date in products manufactured and sold by CML Fiberoptics or Electro prior to the Closing Date other than such warranty liabilities as are assumed under
Section 1.1(c)(3), and any actual or alleged liability for death or injury to person or property as a result of any defective conditions existing on or prior to the Closing Date in products manufactured by CML Fiberoptics or Electro prior to the Closing Date.

The indemnified parties are entitled to indemnification from the CML Companies under any of clauses (a) through (e) hereof. The inability of an indemnified party to be indemnified pursuant to any one or more of such clauses (a) through
(e) shall not in any way affect its right to indemnification under any of the other clauses (a) through (e) hereof which are applicable to the matter. No indemnification shall be made with respect to any matter to the extent that the Company shall have received proceeds of insurance (other than self-insurance) from an insurer acknowledging coverage of such matter or with respect to any matter attributable to acts or omissions of the Company subsequent to the Closing Date. Except with respect to any indemnification provided under Section 12.1(c), (d) or (e), (1) no indemnification shall be provided with respect to any matter involving an amount of less than $75,000 unless the aggregate amount of such matters exceed $75,000 and then indemnification shall be provided only to the extent that such matters exceed $75,000, (2) the aggregate indemnification provided under this
Section 12.1 shall not exceed the Purchase Price and (3) no indemnification shall be provided under this Section 12.1 unless a claim for indemnification shall have been made in accordance with the provisions of Section 12.3 no later than 2 years after the Closing Date. Each indemnification obligation arising under Section 12.1(c), (d) and (e) shall survive until 90 days after the end of the last limitation period to expire under the statute(s) of limitation applicable to any cause of action giving rise to such indemnification obligation.

         12.2    Indemnification of CML.

         (a) Subject to the limitations hereinafter set forth, and except to the extent of the indemnification responsibilities of CML under Section 12.1, the Company shall indemnify and hold CML and its affiliates (including CML Fiberoptics and Electro), officers and directors harmless from, against, for and in respect of any and all damages, losses, settlement payments, obligations, liabilities, claims, costs and expenses suffered, sustained, incurred or paid by any such indemnified party, with respect to any Assumed Liability.

         (b) Subject to the limitations hereinafter set forth, Schott shall indemnify and hold CML and its affiliates, officers and directors harmless from, against, for and in respect of any and all damages, losses, settlement payments, obligations, liabilities, claims, costs and expenses suffered, sustained, incurred or paid by any such indemnified party because of the untruth, inaccuracy or breach of any representation, warranty or covenant of Schott contained or made in connection with Sections 3.1 through 3.6 of this Agreement. No indemnification shall be provided under this Section 12.2 unless a claim for indemnification shall have been made in accordance with the provisions of Section 12.3 no later than 2 years after the Closing Date.

         (c) Schott shall indemnify and hold CML and its affiliates, officers and directors harmless from, against, for and in respect of Schott Taxes.

         12.3    Rules Regarding Indemnification.

         The obligations and liabilities of each indemnifying party hereunder shall be subject to the following terms and conditions:

         (a) The indemnified party shall give prompt written notice to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Sections 12.1 and 12.2 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known.

         (b) In the event any action, suit or proceeding is brought against the indemnified party, with respect to which the indemnifying party may have liability under the indemnity agreements contained in Sections 12.1 and 12.2 hereof, the action, suit or proceeding shall be defended (including all proceedings on appeal or for review) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense; provided, however, that in the event that the indemnifying party shall not undertake the defense of such action, suit or proceeding, the indemnified party shall be permitted to undertake such defense at the sole cost and expense of the indemnifying party. The indemnifying party shall make available to the indemnified party and its attorneys and accountants all books and records of the indemnifying party (subject to appropriate confidentiality restrictions) relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

         (c) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

         (d) The amount of any damages otherwise indemnifiable to any indemnified party pursuant to this Agreement shall be reduced to the extent that such indemnified party realizes, by reason of such damages, any tax benefit, which tax benefit has been received by the indemnified party and is not subject to change.


13.      CONFIDENTIALITY.

         (a) CML agrees that, prior to the Closing, it shall not disclose any Confidential Information (as defined below in this Section 13) to any person outside of CML's, CML Fiberoptics' or Electro's organizations, other than to Schott or to CML's or Schott's agents, attorneys, representatives and advisers in connection with the transactions contemplated in this Agreement who shall be subject to the same confidentiality requirements, except as required by applicable law; and it shall not disclose to any person the Confidential Information, except as required by applicable law. The term "Confidential Information" shall include the following property and information of CML Fiberoptics or Electro: financial information; systems, plans, procedures, data, files and research and development; customer and vendor lists, marketing plans and surveys and other marketing information; and other similar information which CML Fiberoptics or Electro considers and treats as confidential. (Notwithstanding the foregoing sentence, Confidential Information shall not include any information that is: (i) available or becomes available from public sources or in the public domain, through no fault of CML or CML Fiberoptics; or (ii) received at any time from any third party without breach of a non-disclosure obligation to CML Fiberoptics or Electro.)

         (b) Schott agrees that it shall not disclose any Confidential Information. Schott further agrees that it shall not disclose CML's financial information, systems, plans, procedures, data, files and research and development, customer and vendor lists, marketing plans and surveys and other marketing information, and other similar information which CML considers and treats as confidential, to any person outside of Schott's organization, except as disclosed to Schott's agents, attorneys, representatives and advisers in connection with the transactions contemplated in this Agreement who shall be subject to the same confidentiality requirements, and except as required by applicable law.

         (c) CML agrees that it shall not disclose Schott's financial information, systems, plans, procedures, data, files and research and development, customer and vendor lists, marketing plans and surveys and other marketing information and other similar information which Schott considers and treats as confidential, to any person outside of CML's organization, except as disclosed to

CML's agents, attorneys, representatives and advisers in connection with the transactions contemplated in this Agreement who shall be subject to the same confidentiality requirements, and except as required by applicable law.


14.      COSTS AND BROKER'S FEES.

         14.1 Costs Borne by Parties. All costs and expenses incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated of such party by this Agreement shall be paid by Schott, to the extent such costs and expenses are incurred by Schott, and by CML, to the extent such costs and expenses are incurred by CML, CML Fiberoptics or Electro,

         14.2 Broker's Fees Liabilities. The parties represent and warrant to each other, that they did not deal directly or indirectly with or through any broker or finder in connection with the transactions contemplated by this Agreement. Schott shall indemnify and hold CML harmless from and against any claim against CML by any broker or finder for any fee or payment arising out of the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby by, through or out of any actions of Schott. CML shall indemnify and hold Schott harmless from and against any claim against Schott by any broker or finder for any fee or payment arising out of the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby, by, through or out of any actions of CML.


15.      FORM OF AGREEMENT.

         15.1 Headings. The subject headings of the Sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         15.2 Entire Agreement; Amendments and Waivers. This Agreement, together with the Limited Liability Company Agreement, the Transfer Agreement and the other agreements, documents, deeds and instruments executed and delivered pursuant hereto, which are incorporated herein by reference, constitute the entire agreement among the parties pertaining to the subject matter contained herein and supersedes all prior agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties, except for an assignment in accordance with the provisions of this Agreement or the Limited Liability Company Agreement. No waiver of any of the provisions of this Agreement shall be deemed a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         15.3 Counterparts. This Agreement may be executed simultaneously, in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.4 Gender. Where the context of this Agreement so requires, use of masculine gender pronouns shall be deemed to mean or include the feminine or neuter gender, and vice versa.

         15.5 Severability; Reformation. In case any one or more of the provisions (or parts of a provision) contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or part of a provision) of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid, illegal or unenforceable provision (or part of a provision) had never been contained herein, and such provision (or part) reformed so that it will be valid, legal and enforceable to the maximum extent possible.


16.      PARTIES.

         16.1 Other Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

         16.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties hereto, which consent shall not be unreasonably withheld.


17.      TERMINATION AND REMEDIES.

         17.1 Termination. Anything in this Agreement to the contrary notwithstanding:

         (a) Mutual Consent. This Agreement may be terminated by the mutual consent of the CML Companies and Schott.

         (b) Default. In the event that a party hereto shall, contrary to the terms of this Agreement, intentionally fail or refuse to consummate the transactions contemplated hereby or to take any other action referred to herein necessary to consummate the transactions contemplated hereby, then the nondefaulting party, after affording the defaulting party a ten (10) day period after notice in which to cure, shall have the right, in addition to the other rights specified in Section 17.2 below, to terminate this Agreement by written notice given to the other parties hereto.

         (c) Upset Date. In the event that the Closing Date shall not have occurred on or prior to March 31, 1997 then, unless otherwise agreed to in writing by Schott and CML, this Agreement shall terminate on or following such date (as such date may be postponed pursuant hereto), and upon written notice given by Schott to CML, or by CML to Schott, provided that if the absence of such occurrence shall be due to the intentional failure or refusal of Schott or CML to perform their respective obligations hereunder or to take any other action referred to herein necessary to consummate the transactions contemplated hereby, then, in the case of a default by

Schott, Schott shall not have the right, and in the case of a default by such CML, such CML shall not have the right, to terminate the Agreement pursuant to this Section 17.1(c).

         (d) Legal Restraint. Either Schott or CML may, by written notice to the other, terminate this Agreement if at the time the written notice of termination is given, there is in effect a final and non-appealable permanent injunction enjoining the sale, transfer or delivery of any of the Units or a final order of any governmental agency prohibiting such sale or transfer.

         17.2    Remedies.

         (a) Damages. If this Agreement is terminated because of a material breach of this Agreement by any of the CML Companies, on the one hand, or Schott, on the other, then the nonbreaching party shall have the right to sue the other for damages including all reasonable costs and expenses (including reasonable attorneys' fees) theretofore actually suffered and sustained by the nondefaulting party.

         (b) Effect of Termination. Except as set forth in Section 17.2(a) above, any termination of this Agreement shall have the effect of causing this Agreement to thereupon become void and of no further force or effect whatsoever, and thereupon no party hereto will have any rights, duties, liabilities or obligations of any kind or nature whatsoever against any other party hereto based upon either this Agreement or the transactions contemplated hereby, except in each case the obligations of any party for its own expenses incurred in connection with the transactions contemplated by this Agreement and the obligations of any party with respect to confidentiality.

18.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         The representations, warranties, opinions or other writings provided for in the covenants and agreements of the respective parties before the Closing Date shall be deemed to be continuing and shall survive the Closing Date for a period of two (2) years, except for the representations and warranties included in Sections 2.1, 2.3, 2.5, 2.6, 2.8, 3.1, 3.2, 3.3, 3.4,
and 3.6, which shall survive forever.

19.      CML AND SCHOTT PRIMARILY LIABLE.

         CML hereby unconditionally and absolutely guarantees the performance of the covenants and agreements of CML, CML Fiberoptics and Electro in this Agreement and the truth and accuracy of the representations and warranties herein. Schott shall not be required to proceed against any other party before resorting to CML for payment or performance hereunder. CML shall not be required to proceed against any other party before resorting to Schott for payment or performance hereunder.

20.      NOTICES.

         All notices, requests, demands and other communications under this Agreement shall be in writing and delivered by personal delivery, mail, overnight courier or facsimile transmission. Such communications shall be deemed given, if by personal delivery, when received; on the date of facsimile transmission of such notice, one day (two days if the recipient is outside of the United States) after the sending of such notice by overnight courier service; or eight days after mailing of such notice by certified mail, in each case addressed to the party to whom notice is to be given as set forth below:

To Schott:                        Brian A. Edney
                                  Schott Fiber Optics, Inc.
                                  122 Charlton Street
                                  Southbridge, MA  01550-1960

and:                              Manfred Jaeckel, Esq.
                                  Schott Corporation
                                  3 Odell Plaza
                                  Yonkers, NY  10701

With a Copy to:                   Joel D. Almquist, Esq.
                                  Kirkpatrick & Lockhart LLP
                                  One International Place
                                  Boston, MA  02110

To CML, CML
Fiberoptics and
Electro:                          Chicago Miniature Lamp, Inc.
                                  500 Chapman Street
                                  Canton, Massachusetts  02021
                                  Attention:  Frank Ward

With a Copy to:                   David L. Engel, Esq.
                                  Bingham, Dana & Gould LLP
                                  150 Federal Street
                                  Boston, MA  02110

Any party may change its address for purposes of this Section 20 by giving the other parties notice of the new address in the manner set forth above: provided, however, that any notice of change of address shall not be in effect until received.

21.      GLOSSARY OF TERMS

            Title                                 Section of Agreement
            -----                                 --------------------
         "Actions"                                 Section 2.24
         "Agreement"                               Page 1
         "Assumed Liabilities"                     Section 1.1
         "Company Balance Sheet"                   Section 1.7
         "Closing"                                 Section 1.4
         "Closing Date"                            Section 1.4
         "CML"                                     Page 1
         "CML Fiberoptics"                         Page 1
         "CML Taxes"                               Section 2.22
         "Code"                                    Section 2.18(a)
         "Confidential Information"                Section 13




         "Consents"                                Section 2.6
         "Electro"                                 Page 1
         "Electro/CML Balance Sheet"               Section 1.7
         "Environmental Laws"                      Section 2.28
         "Excluded Liabilities"                    Section 1.1
         "Fiscal Year Balance Sheet Date"          Section 2.9
         "Fiscal Year Financial Statements"        Section 2.9
         "GAAP"                                    Section 1.7
         "Governmental Regulations"                Section 2.12
         "Hazardous Materials"                     Section 2.28
         "Intellectual Property"                   Section 1.1
         "IRS"                                     Section 2.18
         "Knowledge of CML"                        Section 2.33
         "Option"                                  Section 1.2
         "Purchase Price"                          Section 1.3
         "Real Property"                           Section 1.1
         "Related Liabilities"                     Section 12.1
         "Schott"                                  Page 1
         "Schott Process Agent"                    Section 23
         "Schott Taxes"                            Section 2.22
         "Sites"                                   Section 1.1
         "Transferred Assets"                      Section 1.1
         "Transfer Taxes"                          Section 9.3



22.      PUBLICITY.

         CML and Schott acknowledge their mutual desire, and shall endeavor, to avoid the disclosure to the general public of the purchase price and terms of payment with respect to the transactions contemplated by this Agreement, except such disclosure by any party as may be necessary in order to comply with applicable requirements of United States federal and state laws and regulations and similar applicable laws and regulations of the Federal Republic of Germany. Any party issuing a press release with respect to the transactions contemplated hereby shall first obtain the consent of the other parties, which consent shall not be unreasonably withheld or delayed.

23.      GOVERNING LAW.

         This Agreement shall be construed in accordance with, and governed by, the laws of The Commonwealth of Massachusetts, without giving effect to rules governing choice of law. CML, CML Fiberoptics and Electro on the one hand, and Schott, on the other hand, each hereby irrevocably submits to the jurisdiction of any Massachusetts state or Federal court sitting in The Commonwealth of Massachusetts in any action or proceeding arising out of or related to this Agreement or the Limited Liability Company Agreement or the Transfer Agreement and CML, CML Fiberoptics and Electro, on the one hand, and Schott, on the other hand, each hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts state or Federal court. Each of CML, CML Fiberoptics and Electro on the one hand, and Schott, on the other hand, hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. CML, CML Fiberoptics and Electro hereby irrevocably appoint Ronald

Goldstein, with a copy to David Engel at the address set forth in Section 20 (the "CML Process Agent") and Schott hereby irrevocably appoints Brian A. Edney, with a copy to Manfred Jaeckel at the address set forth in Section 20 (the "Schott Process Agent"), as their respective agents to receive on their behalf service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process, in the case of, CML, CML Fiberoptics or Electro in care of the CML Process Agent at the CML Process Agent's above address, and in the case of Schott, in care of the Schott Process Agent at the Schott Process Agent's above address. CML, CML Fiberoptics and Electro each hereby irrevocably authorizes and directs the CML Process Agent to accept such service on its behalf and Schott hereby irrevocably authorizes and directs the Schott Process Agent to accept such service on its behalf. As an alternative method of service, CML, CML Fiberoptics and Electro on the one hand, and Schott, on the other hand, also irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to CML or to Schott, as the case may be, at its address specified in
Section 20 hereof. CML, CML Fiberoptics and Electro, on the one hand, and Schott, on the other hand, each agrees that a final judgment in any such action or proceeding, all appeals having been taken or the time period for such appeals having expired, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a sealed instrument as of the day and year first above written.


                                        SCHOTT CORPORATION


                                        By:
                                            ---------------------------------
                                        Its



                                        CHICAGO MINIATURE LAMP, INC.


                                        By: /s/  Frank M. Ward
                                            ---------------------------------
                                        Its



                                        CML FIBEROPTICS, INC.


                                        By: /s/  Frank M. Ward
                                            ---------------------------------
                                        Its



                                        ELECTRO FIBEROPTICS CORP.


                                        By: /s/  Frank M. Ward
                                            ---------------------------------
                                        Its

                                        SCHOTT-CML FIBEROPTICS LLC


                                        By: /s/  Frank M. Ward
                                            ---------------------------------
                                        Its

Exhibit A                 Limited Liability Company Agreement
Exhibit B                 Excluded Assets
Exhibit C                 Transfer Agreement (Bill of Sale, Contribution and
                          Assumption Agreement)
Exhibit D                 CML's Closing Certificate
Exhibit E                 Opinion of Bingham, Dana & Gould LLP
Exhibit F                 CML's Certificate regarding LLC Agreement
Exhibit G                 Schott's Closing Certificate
Exhibit H                 Opinion of Kirkpatrick & Lockhart LLP
Exhibit I                 Commercial Arbitration Rules of the American
                          Arbitration Association

Schedule 1.1(a)(7)        Claims held by Electro
Schedule 1.1(c)(1)        Specified Indebtedness
Schedule 2.6              Consents Needed by CML
Schedule 2.9              Fiscal Year Financial Statements
Schedule 2.10 Exceptions from operation in the ordinary and usual course of business
Schedule 2.11             Accounts and Notes Receivable
Schedule 2.12(a)          Equipment, Inventory and Other Tangible Property
Schedule 2.13(a)          Real Property
Schedule 2.13(b)          Leased Real Property
Schedule 2.14             Intellectual Property
Schedule 2.16             Contracts
Schedule 2.17(a)          Labor and Employment Matters
Schedule 2.17(b)          Employment Obligations
Schedule 2.17(c)          Exceptions to Compliance (Employment)
Schedule 2.17(d)          Labor Disputes
Schedule 2.19             Insurance
Schedule 2.20             Accounts Payable
Schedule 2.21             Liabilities
Schedule 2.24             Actions
Schedule 2.25             Banks
Schedule 2.27             Largest Providers and Customers
Schedule 2.28(a)          Environmental Laws, Hazardous Materials or Petroleum
                          Products
Schedule 2.28(b)          Compliance Program
Schedule 3.6              Consents Needed by Schott

                                   EXHIBIT A

                           FIRST AMENDED AND RESTATED

                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                           SCHOTT-CML FIBEROPTICS LLC

                                   ARTICLE 1

                               GENERAL PROVISIONS

     1.1 Formation. The Members, Electro Fiberoptics Corp. ("Electro") and Schott Corporation ("Schott"), hereby amend and restate the Company's limited liability company agreement and agree to maintain the Company as a limited liability company under and pursuant to the Act (as hereinafter defined), and this Agreement. Each Member shall have the number of Units (as hereinafter defined) set forth on Exhibit A attached hereto, subject to Schott's Option as set forth in Section 2.2, below. Except as provided in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution, winding up and termination of the Company shall be governed by the Act.

     1.2 Name.  The name of the Company shall be "Schott-CML Fiberoptics LLC."

     1.3 Registered Office and Statutory Agent. The registered office and statutory agent in Delaware required by the Act shall be as set forth in the certificate of formation until such time as the registered office or statutory agent is changed in accordance with the Act.

     1.4 Principal Executive Office. The principal executive office for the transaction of the business of the Company shall be at such location as the Board may select from time to time.

     1.5 Term. The term of the Company commenced on the date that the certificate of formation of the Company was filed in the Office of the Secretary of State of the State of Delaware, and shall continue in accordance with the provisions of this Agreement until such time as the Company files a certificate of cancellation in such office.

     1.6 Purpose. The Company may engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the authority to take any and all actions necessary, appropriate, or incidental to such purposes.

     1.7 Qualification in Other Jurisdictions. The officers of the Company shall cause the Company to be qualified or registered under the laws in any jurisdiction in which the Company owns property or engages in activities if such qualification or registration is necessary to permit the Company lawfully to own property and engage in the Company's business.

     1.8 Joint Venture Formation Agreement. Each of the Members and the Company hereby ratify the execution and delivery by the Company of that certain Joint Venture Formation Agreement (as defined in Section 1.9) and the assumption thereunder by the Company of certain obligations of Electro.

     1.9 Definitions. For purposes of this Agreement the following terms have the following meanings (unless indicated otherwise, all Article and Section references are to Articles and Sections in this Agreement, and all Schedule references are to Schedules to this Agreement):

     "Act" means Title 6 Chapter 18 of the Delaware Code (the Delaware Limited Liability Company Act), as from time to time in effect in the State of Delaware, or any corresponding provision or provisions of any succeeding or successor law of the State of Delaware.

     "Additional Member" means any additional Person admitted to the Company pursuant to Article 8.

     "Affiliate" of a specified Person shall mean any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether by ownership of voting securities, by contract or otherwise.

     "Agreement" means this First Amended and Restated Limited Liability Company Agreement, as it may be amended, modified, supplemented or restated from time to time.

     "Board" means the Board of Directors selected pursuant to Article 3.

     "Capital Account" means the capital account maintained by the Company for each Member as described in Section 5.1.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means all documents and information (including, without limitation, confidential and proprietary information with respect to customers, sales, marketing, production, costs and the design and development of new products or services) of the Company except to the extent that such information can be shown to have been (a) generally available to the public other than as a result of a breach of the provisions of this

Agreement; (b) already in the possession of the receiving Person without restriction and prior to any disclosure in connection with the Company or pursuant to any of the terms of this Agreement; (c) lawfully disclosed to the receiving Person by a third party who is free lawfully to disclose the same; or
(d) independently developed by the receiving Person without use of any Confidential Information obtained in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Company or its businesses.

     "Director" means a member of the Board.

     "Fair Market Value" means, with respect to any asset, as of the date of determination, the cash price at which a willing seller would sell, and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, such asset in an arm's-length negotiated transaction with an unaffiliated third party without time constraints.

     "GAAP" means generally accepted accounting principles, consistently applied with prior periods.

     "Joint Venture Formation Agreement" means a certain Joint Venture Agreement dated as of January 28,1997, by and among Chicago Miniature Lamp, Inc., CML Fiberoptics, Inc. Electro and Schott, pursuant to which Electro and Schott agree to enter into this Agreement.

     "Member" means any Person that has been admitted as of the date hereof as a Member of the Company and any other Person admitted as an Additional Member of the Company pursuant to the provisions of this Agreement. A Person who is not admitted on the date hereof as a member of the Company shall be deemed admitted as a .Member upon satisfaction of the requirements of Article 8, whichever shall be applicable, upon execution by or on behalf of such Person of this Agreement or a counterpart hereof and the acceptance of such execution by the Manager.

     "Option" means Schott's option to purchase 1,000 Units from Electro as set forth in Section 2.2.

     "Permitted Transfer" shall mean a Transfer by a Member to an Affiliate, so long as such Transfer does not result in a Change of Control (as defined in Section 8.6(c)) of the Company and provided the Permitted Transferee joins in this Agreement.

     "Permitted Transferee" shall mean any such Affiliate who shall have acquired and who shall hold Units pursuant to a Permitted Transfer described in this Section.

     "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

     "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance and stamp taxes (including any interest, fines, penalties or additions attributable to, or imposed on or with respect to, any such taxes, charges, fees, levies or other assessments) and "Tax Return" means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

     "Transfer" of Units shall mean any sale, gift, bequest, pledge or hypothecation, assignment of, grant of any security interest in, or creation of any other encumbrance upon the Units. No Permitted Transfer shall be effective unless and until the transferee of the Units so transferred executes and delivers to the Company a counterpart of this Agreement and agrees to be bound hereunder in the same manner and to the same extent as the Member from whom the Units were transferred. From and after the date on which a Permitted Transfer becomes effective, the Permitted Transferee of the Units so transferred shall have the same rights and shall be bound by the same obligations under this Agreement as the transferor of such Units.

     "Units" means the common equity ownership interests in the Company.

                                   ARTICLE 2

                                    MEMBERS

     2.1 Members. (a) The Members of the Company are Electro and Schott, who own the number of Units set forth opposite their respective names on Exhibit A attached hereto. The Members shall have the authority to establish by written amendment to this Agreement from time to time one or more classes or groups of Members having such relative rights, powers and duties, without limitation, as shall be stated or expressed in such written amendment. In the absence of any such amendment, there shall be only one class of Members, who own the Units. The Company shall not issue further Units without the approval of both Electro and Schott.

     (b) By its execution of this Agreement, Electro hereby transfers to Schott the number of Units set forth opposite Schott's name on Exhibit A attached hereto and, in connection with such transfer, Electro hereby represents and warrants to Schott as follows:

                 (i) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted. This Agreement has been duly authorized, executed and delivered by Electro, and the Electro has the power, authority and legal capacity to enter into and perform the obligations to be performed by it under this Agreement.

                 (ii) As of the date hereof, the authorized capitalization of the Company consists of 100,000 Units, and the Company has issued and outstanding 100,000 Units. All such outstanding Units of the Company are duly and validly authorized, issued and outstanding, fully paid and nonassessable. No other class of equity interest in the Company is authorized, issued or outstanding. All of the outstanding Units of the Company were, prior to the transfer to Schott of the number of Units set forth opposite Schott's name on Exhibit A attached hereto, owned of record by Electro free and clear of any liens, mortgages, claims, charges, security interests or other encumbrances, restrictions or limitations of any nature whatsoever, whether or not recorded.

                 (iii) Other than as specifically set forth in this Agreement, there are no (i) options, warrants or rights to purchase from the Company or subscribe for any equity securities or other ownership interests of the Company, (ii) options or rights to sell any equity securities or other ownership interests of the Company, (iii) obligations of the Company, whether absolute or contingent, to issue any shares of equity securities or other ownership interests, or (iv) indebtedness or securities directly or indirectly convertible into any equity securities of the Company.

     2.2 Option. Subject to Section 8.7, Electro hereby grants to Schott the irrevocable right and option to purchase from Electro 1,000 Units (or such other number of Units that shall constitute a 1% equity interest in the Company at the time of exercise, the "Option Units"), at an option price of $100.00, exercisable at any time during the term of this Agreement. The Option may be exercised by Schott by delivering to Electro a written notice stating that Schott is exercising the Option, together with a check in the amount of $100.00 payable to the order of Electro, and sending a copy of such notice to the Company. The Option Units shall be deemed to have been transferred and assigned by Electro to Schott upon the Company's receipt of notice of Schott's exercise of the Option without further action by any party.

     2.3 Meetings of the Members.

     (a) The Members shall hold regular meetings (at least annually or at such greater frequency established by the Members) at such time and place as shall be determined by the Board. Special meetings of the Members may be called at any time by the Board, or by Members representing at least ten percent (10%) of the Units, by delivering a notice of meeting in accordance with Section 2.3(e) hereof.

     (b) Members may participate in a meeting of the Members by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

     (c) Any action required or permitted to be taken at any meeting of Members may be taken without a meeting and without any notice to the Members upon their unanimous written consent

     (d) The Secretary of the Company shall keep written minutes of all meetings of the Members.

     (e) Notice of each regular meeting and each special meeting of the Members shall be given by the Company to each Member at least ten (10 ) business days before such meeting. Notices of special meetings shall contain a brief description of the items of business to be conducted at such meeting, and the action proposed to be taken thereon, and no business other than those items (unless expressly agreed to by each of the Members entitled to vote thereon) may be conducted at such special meeting. The notice provisions of this Section 2.3(e) shall be waived upon either the signing of a written waiver thereof or attendance at a meeting by all of the Members.

     2.4 Voting.

     (a) A quorum of any meeting of the Members shall require the presence, in person or by proxy, of the holders of all of the Units.

     (b) Any action to be taken by the Members at a meeting at which a quorum is present shall require the affirmative vote of all of the Units represented by Members present in person or by proxy and voting on the matters brought before the meeting.

     2.5 Confidential Information. The Company and each Member shall not use or disclose to others any Confidential Information received from the Company or any other Member for any purpose except that the Company and any Member may use information relating to the business of the Company for the benefit of the Company, as determined by the Board, or as required by law.

                                   ARTICLE 3

                                   MANAGEMENT

     3.1 Board. The board of the Company (the "Board") shall be composed of six
(6) persons elected by the Members (collectively the "Directors" and individually a "Director"). The Directors shall be entitled to such reasonable compensation as they may establish from time to time. Each Director is hereby designated a "Manager" of the Company, as defined in Section 18-101(10) of the Act. A Director may be removed at any time by a vote of the Members.

     3.2 Election of Directors.

     (a) As long as Schott and/or one of its Permitted Transferees, either singly or in the aggregate, hold of record or beneficially any Units, but less than 50% of the Units, the number of Directors of the Company shall be fixed at six (6) and the Members will vote their Units to elect as Directors (i) three
(3) persons to be designated by Electro, and (ii) two (2) persons to be designated by Schott, and the sixth Director shall be elected by unanimous vote of the Members. The initial Chairman of the Board of Directors shall be Frank Ward, who shall hold office until the next annual meeting of the Members. Thereafter, the position of Chairman of the Board of Directors shall alternate annually between a Schott Director-designee and an Electro Director-designee. Following Schott's exercise of its Option, the Members will vote their Units to elect as Directors (i) three (3) persons to be designated by Electro, and (ii) three (3) persons to be designated by Schott. The Members will vote their Units as Electro may direct to remove Electro's Director-designee(s) at any time, with or without cause, which removal shall be effective immediately upon notice of such removal, and to elect such successor as Electro may direct. The Members will vote their Units as Schott may direct to remove and replace the Schott's Director-designee(s) at any time, with or without cause, which removal shall be effective immediately upon such notice, and to elect such successor as Schott may direct. Notice of removal of a Director shall be given in writing.

     (b) The initial Directors will be Frank Ward,         ,           , Brian
A. Edney, Dr. U. Ackermann and Paul Kaufman, each of whom will act as a Director until such time as his resignation or removal pursuant to this Agreement.

     3.3 Powers of the Board.

     (a) Except as reserved for the Members in this Agreement or in the provisions of the Act or the certificate of formation, the business and affairs of the Company shall be managed by the officers of the Company under the ultimate direction of the Board. Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the Board shall have the following powers:


           i) To provide overall direction and supervision of the business and affairs of the Company;

           ii) To elect and remove the officers of the Company; and

          iii) To act on behalf of the Company on all matters with respect to which a board of directors of a Delaware corporation would have the power to act.


     (b) In addition to any activities for which the consent of the Board of Directors must be obtained under applicable laws and under this Agreement, the officers of the Company must obtain the prior consent of the Board of Directors with respect to the following:

          (i) All questions regarding Company policies, goals and objectives as well as questions regarding the basic organizational structure of the Company. All questions of business policy which may result in a material change of existing conditions in customer relations.

          (ii) Adoption or approval of the annual budgets and business plans, including but not limited to, the financial plan, sales plan, profit plan, investment plan and expense budget.

          (iii)  All charitable contributions.

          (iv) The appointment of professional consultants or advisers involving the expenditure of more than $100,000.

          (v)    The appointment of the Company's independent auditors.

          (vi)   The purchase, sale, lease or mortgage of any real property.

          (vii) Any purchase, sale, lease or encumbrance of equipment or machinery involving an amount in excess of $100,000.

          (viii) Borrowing money (other than pursuant to lines of credit previously approved by the Directors) or making loans. Extending trade credit in excess of $200,000 to any customer.

          (ix) Entering into, modifying or terminating any contract involving more than $200,000 or lasting more than one year.

          (x) Establishing, modifying or terminating any employee benefit plan.

          (xi) Any agreement related to the licensing of trademarks, copyrights, patents, know how of the Company to any other party or the creation of any joint ventures or partnerships with any other party.

          (xii) Establishment or dissolution of subsidiaries. Electing directors of any subsidiary. Acquisition or disposition of equity in any other business entity. Acquisition or disposition of assets in amounts exceeding $100,000 other than in the ordinary course of business.

          (xiii) Changes in accounting policies.

          (xiv)  Distributions to Members.

          (xv)   Repayment of loans from Affiliates.

     Until such time as Schott shall have exercised its Option, all decisions made by the

Directors with respect to matters described in this Section 3.3 (b) (i)-(xv) shall be taken only at meetings of the Board held following two weeks advance notice, which notice shall set forth the proposed resolutions with respect to such decisions. An affirmative vote by a Director on a resolution shall be deemed to constitute a waiver by such Director of this notice requirement with respect to such resolution.

     (c) Each Member, by execution of this Agreement, agrees to, consents to, and acknowledges the delegation of powers and authority to the Directors, and to the actions and decisions of the Directors within the scope of their authority as provided herein.

     3.4 Board Meetings.

     (a) The Board shall hold regular meetings at such time and place as shall be determined by the Board. Special meetings of the Board may be called at any time by any Director by delivering a notice of meeting in accordance with
Section 3.4(e) hereof.

     (b) The Chairman of the Board shall be appointed by the Board from time to time. The Chairman shall preside at, and regulate the proceedings of, meetings of the Board.

     (c) Directors may participate in a meeting of the Board by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

     (d) Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting and without any notice to the Directors upon the unanimous written consent of the Directors.

     (e) Notice of each regular meeting and each special meeting of the Board shall be given to each Director in writing at least two weeks before such meeting, with notice being deemed provided on (i) the date of facsimile transmission of such notice, (ii) one day (two days if the recipient is outside of the United States) after the sending of such notice by overnight courier service or (iii) eight days after mailing of such notice by certified mail. Until such time as Schott shall have exercised its Option, notices of any meeting at which matters described in Section 3.3(b)(i)-(xv) will be considered must set forth the resolutions with respect to such matters that are proposed for consideration, and notices of special meetings shall contain a brief description of the items of business to be conducted at such meeting and no business other than those items (unless expressly and unanimously agreed to by the Directors entitled to vote thereon) may be conducted at such special meeting. An affirmative vote by a Director on a resolution shall be deemed to constitute a waiver by such Director of this notice requirement with respect to such resolution.

     3.5 Voting. Except as provided in Section 3.4(d), any action that may be taken by the Board shall require the affirmative vote of a majority of the Directors then in office. A quorum of any meeting of the Board shall require the presence (in person or by proxy) of a majority of the Directors then in office.

                                   ARTICLE 4

                                    OFFICERS

     4.1 Enumeration. The Board shall elect a President, a Treasurer and a Secretary of the Company, and it may, if it so determines, choose a Chairman of the Board and a Vice Chairman of the Board from among the Directors. The Board may also choose one or more Vice Presidents or other officers, one or more Assistant Secretaries and one or more Assistant Treasurers. Each such officer shall hold office until his successor is elected and qualified or until his earlier resignation or removal. The Board may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights, if any, of such officer with the Company.

     4.2 President. Subject to the President's duty to consult the Management Committee and subject to the control, supervision and oversight of the Board, the President shall manage the day-to-day operations and the business of the Company. The initial President shall be Thomas Loretz.

     4.3 Vice President. The Vice President or if there shall be more than one, the Vice Presidents, in the order of their seniority unless otherwise specified by the Board, shall have all of the powers and perform all of the duties of the President during the absence or inability to act of the President. Each Vice President shall also have such other powers and perform such other duties as shall from to time to time be prescribed by the Board, the Chairman or the President.

     4.4 Secretary. The Secretary shall record the proceedings of the meetings of the Members and the Board in a book to be kept for that purpose, and shall give notice as required by law or this Agreement of all such meetings. The Secretary shall have custody of the seal of the Company, if any, and of all books, records, and papers of the Company, except such as shall be in the charge of the Treasurer or of some other person authorized to have custody and possession thereof by resolution of the Board. The Secretary shall also have such other powers and perform such other duties as are incident to the office of the Secretary of a Company or as shall from time to time be prescribed by, or pursuant to authority delegated by, the Board.

     4.5 Treasurer. The Treasurer shall keep full and accurate accounts of the receipts and disbursements of the Company in books belonging to the Company, shall deposit all moneys and other valuable effects of the Company in the name and to the credit of the Company in such depositories as may be designated by the Board, and shall also have such other powers and perform such other duties as are incident to the office of the treasurer of a Company or as shall from time to time be prescribed by, or pursuant to authority delegated by, the Board.

     4.6 Other Officers and Assistant Officers. The powers and duties of each other officer or assistant officer who may from time to time be chosen by the Board shall be as specified by, or pursuant to authority delegated by, the Board at the time of the appointment of such other officer or assistant officer or from time to time thereafter. In addition, each officer designated as an assistant shall assist in the performance of the duties of the officer to which he or she is assistant and shall have the powers and perform the duties of such officer during the absence or inability to act for such officer.

     4.7 Contracts. Any contract to be entered into by the Company may be signed by the President or any Vice President or by another officer of the Company as authorized to do so by the Board.

     4.8 Management Committee.

     (a) The President of the Company shall consult the Management Committee, and the Management Committee shall provide advice to the President with respect to all major questions of business policy, with respects to steps to be taken to carry out the Strategic Plan (as described in Section 4.9, below), with respect to the establishment, modification or termination of a product line, and on basic issues of managerial responsibility. The Management Committee shall serve a consultative role only, and no approval of the Management Committee of any exercise by the officers of their duties hereunder shall be required.

     (b) The Management Committee shall consist of four individuals, who shall be individuals who also serve as directors, officers or employees of the Company. Two of the Management Committee-members shall be appointed by Electro and shall be designated as "Electro's Committee Members" and two of the Management Committee-members shall be appointed by Schott and shall be designated as "Schott's Committee Members." Electro may remove and replace Electro's Committee Member(s) at any time, with or without cause, which removal shall be effective immediately upon notice of such removal. Schott may remove and replace the Schott's Committee Member(s) at any time, with or without cause, which removal shall be effective immediately upon such notice. Notice of removal of a Management Committee member may be given in writing or orally.

     (c) Regular meetings of the Management Committee may be held at such places, and at such times, as the Management Committee may from time to time determine. Special meetings of the Management Committee may be held at any time or place called by any Management Committee-member. Management Committee-members may participate in a meeting of the Management Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. The Management Committee may establish rules and regulations relating to the operation of the Management Committee at any time and from time to time.

     4.9 Company Strategy and Major Decisions.

     (a) The Company's initial Strategic Plan is as follows:

     The Company shall operate primarily in the "light guide"-based fiberoptics business (the "Business"). The Members and the Company desire to grow the Business of the Company to take advantage of its business opportunities. Schott operates a broad range of glass-related businesses, including in several areas of fiberoptics, such as "imaging" and "light guide." Electro and its affiliates (including Chicago Miniature Lamp, Inc., hereinafter sometimes referred to together with Electro as "CML") operate in lighting businesses. Schott and its affiliates (other than Hoya-Schott Corporation) and CML and its affiliates will cooperate to advance the Company's prospects and will support the Company to the best of their abilities to maximize the profits of the Company. The Company shall operate in a manner that maximizes the Company's growth and long-term profitability and takes advantage of its business opportunities, with a primary focus on the North American markets.

     The Company, Schott and CML will establish regular communication and cooperation among themselves and their affiliates. The Company will draw on the resources of the Members, and the Members will make available their general resources, such as cash management, human resources, accounting, legal and the like. There will be no intercompany charges for internal costs incurred in connection with such communication and cooperation. Appropriate charges/prices will be worked out among the parties for other types of cooperative endeavors.

     The light guide-based operations of Schott Glaswerke - GB Faser Optik, located in Wiesbaden and Schott Fibre Optics (U.K.), Ltd. (such light guide-based operations sometimes being referred to as "EE"), affiliates of Schott, will handle their existing North American business through the Company and, unless otherwise agreed, initially on a commission basis (probably through September 1997). Any new North American business (customers) of EE will be referred to the Company. Existing North American business (customers) of EE will be continued by EE through the Company on a commission basis until an appropriate means of more complete transfer can be worked out. (EE's KL range of cold light sources/light guides -- used primarily in microscopy -will not be included in the business being referred to the Company.) EE will be available to provide sales assistance to the Company in Europe. Schott and EE offer their other resources to the Company on commercially reasonable terms. Schott and CML shall engage in transactions with the Company on terms at least as favorable as they provide to any third parties in transactions of comparable subject and scope. Schott and CML will provide the Company with reasonable access to research and development information so long as the provision of such information does not result in additional cost to the party providing the information and so long as such access does not violate the terms of any agreement between either Schott or CML and a third party. The Company will make its decisions with respect to whether to manufacture or purchase products and components in a manner that maximizes the Company's profitability.

     The continuation by Schott and its affiliates of their businesses, including their light guide-based businesses, outside of North America, and the continuation by Hoya-Schott Corporation of its business anywhere in the world, shall not be deemed to be in contravention to the Strategic Plan of the Company.

     (b) The Strategic Plan may be supplemented and revised from time to time by the Board of Directors.

     (c) The Company will endeavor to maintain a debt-to-equity ratio of approximately 65:35. Loans (other than the loans reflected on the Company's balance sheet as of the date of this Agreement) may be provided to the Company by the Members on an arms' length basis.

     (d) The Company will use a fiscal year ending September 30. Ernst & Young will be designated as the Company's initial auditors. Thereafter the Board of Directors may designate the Company's auditors from time to time. The Company shall provide the Members with annual financial statements, audited by the Company's auditors, within 90 days after the end of each fiscal year.

     4.10 Pro Rata Participation in Distributions, etc. All forms of distributions (whether involving Units, cash or other property), other than upon liquidation of the Company as provided in Section 9.2(b), and all redemptions and repurchases of Units by the Company shall be made on a pro rata basis with respect to each Unit of the Company so that all Members of the Company will participate in proportion to the number of Units then held by each of them.

                                   ARTICLE 5

                             CAPITAL CONTRIBUTIONS

     5.1 Capital Accounts.

     (a) A single capital account shall be maintained for each Member (regardless of the class of interests owned by such Member and regardless of the time or manner in which such interests were acquired) in accordance with the capital accounting rules of section 704(b) of the Code, and the regulations thereunder (including particularly section 1.704-l(b)(2)(iv) of the Income Tax Regulations).

     (b) If Company property is distributed in kind (whether in connection with liquidation and dissolution or otherwise), the capital accounts of the Members shall first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the capital account previously) would be allocated among the Members if there were a taxable disposition of such property for the fair market value of such property on the date of distribution.

     (c) The Tax Matters Partner, as described in Section 7.1, shall direct the Company's accountant to make all necessary adjustments in each Member's capital account as required by the capital accounting rules of section 704(b) of the Code and the regulations thereunder.

     5.2 Contributions of Capital. Electro has made the contributions to the capital of the Company, subject to the Company's assumptions of certain liabilities of Electro, all as set forth on Exhibit B attached hereto. Schott has acquired from Electro, 49% of Electro's capital account as of the date hereof (prior to the contribution of $300,000 by Electro as contemplated by Section 1.9(a) of the Joint Venture Formation Agreement) and will acquire an additional 1% of Electro's capital account upon the exercise of the Option.

     5.3 Member Obligations. No Member shall have any obligation to restore any portion of any deficit balance in such Member's Capital Account, whether upon liquidation of its interest in the Company, liquidation of the Company or otherwise.

     5.4 Withdrawals of Capital Accounts. No Member shall be entitled to withdraw any amount from its Capital Account prior to dissolution of the

Company except as determined by the Board.

     5.5 Interest on Capital Accounts. No interest or compensation shall be paid on or with respect to the Capital Account or capital contributions of any of the Member, except as otherwise expressly provided herein.

                                   ARTICLE 6

              ALLOCATIONS OF PROFITS, LOSSES, ETC.; DISTRIBUTIONS

     6.1 Allocations of Income, Losses, Etc. A Member's distributive share of income, gain, loss, deduction or credit (or items thereof) as shown on the annual federal income tax return prepared by the Company's accountants or as finally determined by the Internal Revenue Service or the courts, and as modified by the capital accounting rules of section 704(b) of the Code and the regulations thereunder as implemented by Article 6 hereof, as applicable, shall be determined as provided in this Article 6.

     (a) Solely for tax purposes, in determining each Member's allocable share of the taxable income or loss of the Company, depreciation, depletion, amortization and gain or loss with respect to any contributed property, or with respect to revalued property where Company property is revalued pursuant to paragraph (b)(2)(iv)(f) of section 1.704-1 of the Income Tax Regulations, shall be allocated to the Members under the traditional method as provided in Section 1.704-3(b) of the Income Tax Regulations.

     (b) Notwithstanding anything to the contrary in this Article 6, if there is a net decrease in "Partnership Minimum Gain" or "Partner Nonrecourse Debt Minimum Gain" (as such terms are defined in sections 1.704-2(b) and 1.704-2(i)(2), respectively, of the Income Tax Regulations) during a Company taxable year, then each Member shall be allocated items of Company income and gain for such year (and, if necessary, for subsequent years), to the extent required by, and in the manner provided in, section 1.704-2 of the Income Tax Regulations. This provision is intended to be a "minimum gain chargeback" within the meaning of sections 1.704-2(f) and 1.704-2(i)(4) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

     (c) Subject to the provisions of Section 6.1(b), but otherwise notwithstanding anything to the contrary in this Article 6, if any Member's capital account has a deficit balance in excess of such Member's obligation to restore its capital account balance, computed in accordance with the rules of paragraph (b)(2)(ii)(d) of section 1.704-1 of the Income Tax Regulations (including such Member's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain as provided in sections 1.704-2(g) and 1.704-2(i)(5) of the Income Tax Regulations), then sufficient amounts of gross income and gain (consisting of a pro rata portion of each item of Company gross income and gain for such year) shall be allocated to such Member in an amount and manner sufficient to eliminate such deficit as quickly as possible. This provision is intended to be a "qualified income offset" within the meaning of section 1.704-l(b)(2)(ii)(d) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

     (d) Except as provided in Sections 6.1(e) and (f) hereof or as otherwise required by law, if any Units are transferred during any taxable year, all items to be allocated to the Members for such entire taxable year shall be prorated on the basis of the portion of such taxable year which precedes each such change and the portion of such taxable year on and after each such change according to the number of days in each such portion, and the items so allocated for each such portion shall be allocated to the Members in the manner in which such items are allocated as provided in this Article 6 during each such portion of the taxable year in question.

     (e) Any special allocation of income or gain pursuant to Section 6.1(b) or 6.1(c) hereof shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article 6 so that the net amount of all such allocations to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article 6 if such special allocations of income or gain under Section 6.1(c) hereof had not occurred.

     (f) Losses.


          i) Items of deduction and loss attributable to recourse liabilities of the Company (within the meaning of section 1.752-1(a)(1) of the Income Tax Regulations, but excluding "Partner Nonrecourse Debt" within the meaning of section 1.704-2(b)(4) of the Income Tax Regulations) shall be allocated among the Members in accordance with the ratio in which the Members share the economic risk of loss (within the meaning of section 1.752-2 of the Income Tax Regulations) for such liabilities.

          ii) Items of deduction and loss attributable to "Partner Nonrecourse Debt" within the meaning of section 1.704-2(b)(4) of the Income Tax Regulations shall be allocated to the Members bearing the economic risk of loss with respect to such debt in accordance with section 1.704-2(i) of the Income Tax Regulations.

          iii) Items of deduction and loss attributable to the Company's "Nonrecourse Liabilities" within the meaning of section 1.704-2(b)(3) of the Income Tax Regulations shall be allocated among the Members proportionately in accordance with their ownership of Units to the extent permitted by law.

          iv) All other items of operating net loss ("Net Loss") shall be allocated among the Members, proportionately in accordance with their ownership of Units, except that Net Loss shall not be allocated to any Member to the extent it would create a deficit balance in excess of such Member's obligation to restore its capital account balance, computed in accordance with the rules of Section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations (including such Member's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain as provided in sections 1.704-2(g) and 1.704-2(i)(5) of the Income Tax Regulations). Any Net Loss which cannot be allocated to a Member because of the limitation set forth in the previous sentence shall be allocated first to the other Members to the extent such other Members would not be subject to such limitation and second any remaining amount to the Members in the manner required by the Code and the Income Tax Regulations.

     (g) Subject to the provisions of Sections 6.1(b) through (f), items of income and gain shall be allocated to the Members in the following priority:

          i) First, if allocations of Net Loss have been made to the Members under Section 6.1(f)(iv), then in the amount of, and proportionate to, the amount of such Net Loss.

          ii) Second, to those Members who have had items of loss or deduction allocated to them under Section 6.1(f)(i), in the amount of, and proportionate to, the amount of such items of loss or deduction.

          iii) Third, the balance among the Members in proportion to their ownership of Units.

     6.2 Conformity of Reporting. The Members hereby agree to be bound by the provisions of this Article 6 in reporting their shares of Company income, loss, credits and other items for income tax purposes.

     6.3 Distribution of Assets by the Company.

     (a) Distributions, whether in cash or in kind, shall be made to the Members at such times and in such amounts as shall be determined by the Board. The amount of any in-kind distribution shall be the distributed on the basis of the property's then fair market value.

     (b) Except as provided in Section 6.3(c), distributions shall be made among the Members in accordance with their respective ownership of Units consistent with the allocation of profits and losses pursuant to Section 6.1.

     (c) Upon liquidation of the Company, within the meaning of Income Tax Regulations section 1.704-1(b)(2)(ii)(g), distributions shall be made among the Members as provided in Section 9.2(b).

                                   ARTICLE 7

                      TAX MATTERS AND REPORTS; ACCOUNTING

     7.1 Tax Matters Partner.

     (a) The "Tax Matters Partner" of the Company, within the meaning of section 6231(a)(7) of the Code, shall be designated by the Members. The initial Tax Matters Partner shall be Electro, which shall serve as such until the next annual meeting of the Members. Unless otherwise expressly provided herein, the Tax Matters Partner is authorized to take any action that it determines to be necessary or appropriate with respect to all tax matters.

     (b) The Tax Matters Partner shall promptly advise the other Members of all audits or other actions by the Internal Revenue Service and shall furnish to the Company and to each Member a copy of each notice or other communication received by the Tax Matters Partner from the Internal Revenue Service except such notice or communication sent directly to the Members by the Internal Revenue Service. All expenses incurred by the Tax Matters Partner in its capacity as such shall be expenses of the Company and shall be paid by the Company. The Tax Matters Partner shall not take any action without the concurrence of the Members. All material to be submitted to the revenue authorities shall be submitted in advance to the Members for review and comment. The Members shall have the right to be present at all meetings with the revenue authorities. The Tax Matters Partner shall represent the Company on behalf of the Members in connection with all administrative and judicial proceedings with respect to Company affairs involving or resulting from examinations by any and all federal, state or other tax authorities (including, but not limited to, examinations by the Internal Revenue Service), and may expend Company funds for reasonable professional services and costs in connection therewith as it deems advisable and necessary; provided that, except as otherwise provided in this Agreement or by law, the Tax Matters Partner does not assume any obligations or responsibilities with respect to the foregoing.

     (c) To the fullest extent permitted by law, the Company shall indemnify the Tax Matters Partner on an after-tax basis against any liabilities incurred while acting as the Tax Matters Partner of the Company but only to the extent such Person acts within the scope of its authority as Tax Matters Partner under this Agreement.

     7.2 Tax Reports to Current and Former Members. After the end of each fiscal year, the Company shall, in a timely manner, prepare and mail, or cause its accountants to prepare and mail, to each Member and, to the extent necessary, to each former Member (or its legal representatives), a report setting forth in sufficient detail such information as is required to be furnished to members or partners by law and as shall enable such Member or former Member (or its legal representatives) to prepare their respective federal and state income tax or informational returns in accordance with the laws, rules and regulations then prevailing.

     7.3 Accounting Records; Independent Audit. Complete books and records accurately reflecting the accounts, business, transactions and Members of the Company shall be maintained and kept by the Company. The accounting records of the Company shall be maintained to assure preparation of the financial statements in accordance with GAAP. Subject to the provisions of Section 4.9(d), the accounting records of the Company shall be audited by a firm of independent certified public accountants selected by the Board.

     7.4 Fiscal Year. Except as may otherwise be required by the federal tax laws, the fiscal year of the Company for both financial and tax reporting purposes shall end on September 30.

     7.5 Tax Accounting Method. The books and accounts of the Company shall be maintained using the accrual method of accounting for tax purposes. Those documents relating to allocations of items of partnership income, gain, loss, deduction or credit and Capital Accounts shall be kept under federal income tax accounting principles as provided herein.

     7.6 Withholding. Notwithstanding any other provision of this Agreement, the Tax Matters Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Company to comply with any Federal, state and local withholding requirement with respect to any allocation, payment or distribution by the Company to any Member or other Person. All amounts withheld to satisfy any Federal, state or local withholding requirement with respect to a Member shall be treated as distributions to such Member. If any such withholding requirement with respect to any Member exceeds the amount distributable to such Member under this Agreement, or if any such withholding requirement was not satisfied with respect to any amount previously allocated or distributed to such Member, such Member and any successor or assignee with respect to such Member's interest in the Company hereby, to the fullest extent permitted by law, indemnifies and agrees to hold harmless the Members and the Company for such excess amount or such withholding requirement, as the case may be.

     7.7 Tax Elections. Upon the request of a transferee of a Unit or a distributee of a Company distribution, the Company may, at the sole discretion of the Board, make the election under section 754 of the Code.

                                   ARTICLE 8

                      TRANSFER AND ASSIGNMENT OF INTERESTS
                   RESOLUTION OF DISPUTES; ADDITIONAL CAPITAL

     8.1 Restrictions on Issuance of New Units. The Company shall not issue further Units without the approval of both Members. The Members agree, for so long as both are Members of the Company, to exercise their powers as Members and to direct the Directors of the Company to assure that the Company shall not issue any further Units except as expressly agreed in writing by both Members

     8.2 Restrictions on Transfer. No Member may Transfer any Units which he or it may hold unless such Units are Transferred (i) in a Permitted Transfer; or
(ii) in a Transfer made in compliance with the provisions of Section 8.3, if applicable, Section 8.4, if applicable, and the provisions of Section 8.5 hereof.

     8.3 Deadlock Provisions.

     (a) In the event of a deadlock of the Board of Directors, at two consecutive meetings, with respect to the Strategic Plan or another matter that, as a result of such deadlock, threatens to have a materially adverse effect on the financial condition or operations of the Company, including matters relating to the Strategic Plan or Section 3.3 (b), each Member, acting through its Chief Executive Officer or other designated representative, shall consult in good faith during the period of 120 days following the second such Board of Directors meeting (the "Consultation Period") in an effort to resolve the deadlock. The Consultation Period may be extended by mutual consent of the Members, and the Members may submit the dispute to binding arbitration if they so elect. If no agreement has been reached between the Members with respect to the dispute within 30 days after the end of the Consultation Period, the Members shall endeavor to negotiate the purchase by one Member or all of the Units of the other Member. In the event that the Members are unable to negotiate an acceptable arrangement with respect to such a purchase of Units, either party may make the offer described in paragraph 8.3(b)

     (b) Either Member shall have the right to offer in writing to either buy all of the Units of the other Member or sell all of its Units to the other Member at the price per Unit and on the terms stated by the offering Member in his written offer (the "Offered Price and Terms"). The other Member shall, within ninety (90) days of the receipt of the written offer from the offering Member, either agree to buy the offered Units at the Offered Price and Terms or agree to sell all of its own Units to the offering Member at the Offered Price and Terms. The other

Member shall notify the offering Member of such election in writing and the offering Member shall be bound by such election. In the event that the other Member fails to elect in writing within such 90 day period either to buy or sell, the other Member shall be deemed to have entered into a binding contract to either sell its Units to the Offering Member or buy the Units of the Offering Member, in either case at the Offered Price and Terms, as the Offering Member shall elect.

     (c) Closing. The payment of the purchase price and the Transfer of the Units shall occur within sixty (60) days after the end of the 90 day period described in paragraph 8.3(b). Upon the payment of the purchase price, the purchased Units shall be deemed to have been transferred to the purchaser by the seller without the need for further action by the parties.

     8.4 Members' Parallel Exit Rights.

     (a) Transfers by One Member. In the event that a Member proposes to Transfer Units other than in a Permitted Transfer, then prior to any such Transfer, the Member proposing such Transfer (the "Selling Member") shall give notice of such proposed Transfer to the other Member, which notice shall set forth (i) the number and class of Units proposed for Transfer; (ii) a description of the proposed Transfer; (iii) the name and address of each bona fide prospective purchaser including, in the case of any prospective purchaser who is not an individual, the names and addresses of the individuals directly or indirectly controlling such prospective purchaser; and (iv) all other material terms of the proposed Transfer, including without limitation, the purchase price and the manner in which such purchase price is proposed to be paid (such notice is hereinafter referred to as the "Offer").

     (b) Election to Participate. Within sixty (60) days of receipt of the Offer given pursuant to Section 8.4(a) hereof, the other Member may elect (in the event that the other Member does not exercise its rights under Section 8.5 hereof), by written notice to the Selling Member, to participate on a pro rata basis in such Transfer. The other Member may Transfer that number of Units which bears the same proportion to the aggregate number of Units held by the other Member as the number of Units proposed for Transfer by the Selling Member bears to the aggregate number of Units which the Selling Member then holds. In the event that the other Member elects to participate in a Transfer pursuant to this Section 8.4(b), the other Member shall be entitled to receive from the proposed purchaser of the Units written confirmation that such proposed purchaser is prepared to purchase the Selling Member's Units on the terms described to the other Member in the Offer and no Transfer may proceed unless and until such prospective purchaser provides such confirmation to the other Member making such an election.

     8.5 Right of First Refusal.

     (a) Offer. In the event that either Member proposes to Transfer Units other than in a Permitted Transfer, then, prior to any such Transfer, such Member (the "Selling Member") shall offer such Units to the other Member by delivery of the Offer described in Section 8.4.

Such Offer shall constitute an irrevocable offer to sell such Units to the other Member either (a) on the terms and conditions set forth in the Offer or
(b) on the terms and conditions determined pursuant to Section 8.5( c), below, until the earlier of (i) the date on which all of the Offered Units are accepted by the other Member as provided in Section 8.5(b) hereof or (ii) sixty
(60) days following the Offer Date (as defined in Section 8.5(b)).

     (b) Election by the Other Member. Within sixty (60) days after the receipt of the notice by the other Member (which date of receipt shall be deemed to be three (3) days after the date of hand delivery or mailing and is referred to as the "Offer Date"), the other Member may elect to purchase all of the Offered Units by delivering a written notice as described above.

     (c) Formula-Based Purchase Price. As an alternative to electing to purchase the offered Units on the terms and conditions set forth in the Offer, the other Member shall have the right to elect to purchase the offered Units at a cash purchase price per Unit determined as follows:

     (i) The value of the Company would be established by multiplying the average annual earnings, before interest and taxes, of the Company during the previous three complete fiscal years (or such lesser period as the Company shall have been in existence) by six (6).

    (ii) The value so determined would be divided by the total number of issued and outstanding Units.

     (d) Condition to Effective Election. Notwithstanding the provisions of
Section 8.5(b) hereof, no election to purchase Offered Units shall be effective unless the election has been made under Section 8.5(b) to purchase, in the aggregate, all and not less than all of the Offered Units.

     (e) Non-Cash Offers. Should any Offer contain terms by which the Offered Units are to be Transferred for consideration other than cash or cash equivalents, then the cash value of such Offer shall be determined by an independent investment banking firm of national standing and reputation to be jointly selected by the Selling Member and the other Member. The other Member shall have the opportunity to accept such Offer as provided in Section 8.5(b) at the cash value so determined. The costs and expenses of such investment banking firm shall be borne by the Selling Member.

     (f) Price and Terms of Acceptance. The other Member shall pay either the purchase price set forth in the Offer at its cash value as determined pursuant to Section 8.5(e) or the purchase price determined pursuant to Section 8.5(c). At the closing of such purchase, which shall take place within sixty (60) days after the later of the other Member's election to purchase the Units or the determination of the purchase price under Section 8.5(e), the other Member shall deliver the consideration for such Offered Units and the Selling Member shall be deemed to have delivered to the other Member the Offered Units without further action.

     (g) Rights to Transfer Following an Offer. If the Offered Units are not purchased by the other Member pursuant to the foregoing provisions of this
Section 8.5, the Selling Member may Transfer such Offered Units to the Transferee upon the Terms set forth in the Offer. Any Units so Transferred will thereafter be subject to all restrictions or obligations set forth in this Agreement. If the Selling Member fails to make any such Transfer within ninety
(90) days after the Offer Date, such Offered Units shall again become subject to all of the restrictions of this Agreement. If, in the course of negotiations with a prospective Transferee, terms are agreed upon which are more favorable to the prospective Transferee than the Terms described in the Offer, the Selling Member shall not Transfer such Offered Units without first submitting another Offer to the other Member which shall set forth such new Terms, and the other Member shall have the right to accept such Offer in accordance with this
Section 8.5.

     8.6 Bankruptcy or Change of Control of Member.

     (a) Offer. In the event that a Member becomes Bankrupt (as defined in Section 8.6(b)) or undergoes a Change of Control (as defined in Section 8.6(c)), such Member shall be deemed to have made an irrevocable offer to sell all of such Member's Units to the other Member at the price per Unit determined pursuant to Section 8.5(c).

     (b) Bankrupt. For purposes of this Section 8.6, a Member shall be deemed "Bankrupt" in the event of the adjudication of the Member as a bankrupt or insolvent, or entry of an order, remaining unstayed by appeal or otherwise for thirty (30) days, appointing a receiver or trustee for the Member, or for all or any of its property, or approving a petition seeking reorganization or other similar relief under the bankruptcy or other similar laws of the United States or of any state or of any other competent jurisdiction; or the filing by the Member of a petition seeking any of the foregoing or consenting thereto, or the filing of a petition to take advantage of any debtors' act, or making a general assignment for the benefit of creditors, or admitting in writing its inability to pay its debts as they mature; or the filing of an involuntary petition with respect to the Member seeking relief under the bankruptcy or similar laws of the United States or of any state or any other competent jurisdiction, which petition is not dismissed within sixty (60) days.

     (c) Change of Control. A "Change of Control" shall be deemed to have occurred with respect to a Member in the event that: (i) a Member effects a consolidation or merger with another limited liability company or corporation (other than a consolidation or merger in which such Member is the continuing Company or a consolidation or merger with an Affiliate); or (ii) fifty percent (50%) or more of the outstanding shares of capital stock of the Member are acquired by one person or an affiliated group of persons who are not currently Affiliates of the Member.

     (d) Election by the Other Member. Within sixty (60) days after the receipt of the notice by the other Member (which date of receipt shall be deemed to be the date of the other

Member's first actual knowledge of the Bankruptcy or Change of Control), the other Member may elect to purchase all of the Offered Units by delivering a written notice as described above.

     (e) Closing. The payment of the purchase price and the Transfer of the Units shall occur within sixty (60) days after the other Member's election to purchase.

     8.7 Permitted Transferees; Option. For purposes of Sections 8.3 through 8.6, a Permitted Transferee holding Units transferred by a Member shall be deemed to participate with the Member in the processes set forth in such sections, and the Member shall be deemed to have an irrevocable power of attorney, coupled with an interest, to act on behalf of its Permitted Transferees for purposes of such sections. In the event that Schott sells all of its Units pursuant to the provisions of any of Sections 8.3 through 8.6 and, at the time of such sale Schott continues to hold its Option, the Option shall be included as part of the Units sold and Schott shall receive payment of the amount that it would have received had it exercised the Option prior to such sale.

                                   ARTICLE 9

                          DISSOLUTION AND LIQUIDATION

     9.1 Events of Dissolution. The Company shall be dissolved upon (i) the filing of the certificate of cancellation as described in Section 1.5 hereof,
(ii) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act, (iii) the unanimous vote of the Members or (iv) the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member unless the business of the Company is continued by the consent of all remaining Members within 90 days following the occurrence of any such event.

     9.2 Order of Dissolution. In settling accounts upon winding up and liquidation of the Company, the assets of the Company shall be applied and distributed as expeditiously as possible in the following order:

     (a) To pay (or make reasonable provision for the payment of) all creditors of the Company, including to the extent permitted by law, Members or their Affiliates who are creditors, in satisfaction of liabilities of the Company in the order of priority provided by law, including expenses relating to the dissolution and winding up of the affairs of the Company (including, without limitation, expenses of selling assets of the Company, discharging the liabilities of the Company, distributing the assets of the Company and terminating the Company as a limited liability company in accordance with this Agreement and the Act); and

     (b) To the Members as follows: Electro (and/or its Permitted Transferee(s) or other successors and assigns) shall receive, in the aggregate, the first $300,000 to be distributed to the Members and, thereafter, distributions shall be made to the Members in accordance with their respective ownership of Units.

     9.3 Orderly Winding Up. Notwithstanding anything to the contrary in Sections 9.1 and 9.2 upon winding up and liquidation, if required to maximize the proceeds of liquidation, the Members may, upon approval of the holders of all of the Units, transfer the assets of the Company to a liquidating trustee or trustees.

                                   ARTICLE 10

              INDEMNIFICATION AND EXCULPATION; CERTAIN AGREEMENTS

     10.1 Indemnification of the Members. The Company shall indemnify, hold harmless and place in funds the Members, the Directors, their respective Affiliates, and their respective agents and/or the legal representatives of any of them, and each other Person who may incur liability as a Member or otherwise in connection with the management or ownership of the Company (each, an "Indemnified Party"), against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him, her or it in connection with the investigation, defense or disposition of any action, suit or other proceeding, whether civil or criminal (a "Proceeding"), in which any Indemnified Party may be involved or with which he, she or it may be threatened, while a Member or serving in such other capacity or thereafter, by reason of him, her or it being or having been a Member, or by serving in such other capacity, except with respect to any matter which constitutes willful misconduct, bad faith, gross negligence or reckless disregard of the duties of his office, or criminal intent. The Company shall have the right to approve any counsel selected by any Indemnified Party and to approve the terms of any proposed settlement. The rights accruing to a Member and each other Indemnified Party under this Section
10.1 shall not exclude any other right to which he, she or they may be lawfully entitled; provided that any right of indemnity or reimbursement granted in this
Section 10.1 or to which any Indemnified Party may be otherwise entitled may only be satisfied out of the assets of the Company, and no Member shall be personally liable with respect to any such claim for indemnity or reimbursement. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 10.1 shall not be construed so as to provide for the indemnification of a Member or any other Indemnified Party for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 10.1 to the fullest extent permitted by law. The right to indemnification conferred in this Article 10 shall be a contract right and shall include the right to be paid by the Company the expenses (including reasonable attorneys' fees) incurred in defending any Proceeding in advance of its final disposition (an "Advancement of Expenses"); provided, however, that, if Delaware law so requires, an Advancement of Expenses incurred by an Indemnified Party shall be made only upon delivery to the Company of an undertaking (an "Undertaking"), by or on behalf of such Indemnified Party, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnified Party is not entitled to be indemnified for such expenses under Article 10.

     10.2 Reimbursement and Indemnity. If a Member shall, pursuant to authorization of or approval by the Board or a final judgment of a court of competent jurisdiction or in compliance with law or order of any governmental agency, pay any amount on behalf of or for the account of the Company with respect to any liability, obligation, undertaking, damage, or claim for which the Company shall or may, pursuant to contract or applicable law, be liable or responsible, or with respect to making good any loss or damage sustained by, or paying any duty, cost, claim, or damage incurred by, the Company, then the Company shall reimburse such Member for such amount as shall have been so paid by such Member.

     10.3 Right of Indemnified Party to Bring Suit. If a claim under Section
10.1 hereof is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be thirty days, the Indemnified Party may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnified Party shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnified Party to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnified Party to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) in any suit by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Company shall be entitled to recover such expenses upon a final adjudication that, the Indemnified Party has not met the applicable standard of conduct set forth in Delaware law. Neither the failure of the Company (including its board of directors, independent legal counsel, or its Members) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Party is proper in the circumstances because the Indemnified Party has met the applicable standard of conduct set forth in Delaware law, nor an actual determination by the Company (including its board of directors, independent legal counsel, or its Members ) that the Indemnified Party has not met such applicable standard of conduct, shall create a presumption that the Indemnified Party has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnified Party to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnified Party is not entitled to be indemnified, or to such Advancement of Expenses, under this Article 10 or otherwise shall be on the Company.

     10.4 Exculpation. No Director, officer, Company employee, Member or Affiliate thereof or their respective agents and/or the legal representatives of any of them shall be liable to any Member or the Company for mistakes of judgment or for action or inaction which such Person reasonably believed to be in or not opposed to the best interests of the Company unless such action or inaction constitutes willful misconduct, bad faith, gross negligence or reckless disregard of his or its duties and, with respect to any criminal action, such party reasonably believes his conduct was lawful. Each Member may (on its own behalf or on the behalf of any Representative, any Affiliates of such Member or their respective agents and/or legal representatives of any of them), consult with counsel, accountants and other experts in respect of the Company's affairs and such Person shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel, accountants or other experts; provided that they shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 10.4 shall not be construed so as to relieve (or attempt to relieve) a Member or any other Person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 10.4 to the fullest extent permitted by law.

     10.5 Joint Venture Formation Agreement. Nothing contained in Sections 10.1, 10.2, 10.3 or 10.4 of this Agreement shall be deemed to modify or supersede the obligations of the parties to the Joint Venture Formation Agreement and, in the event of a conflict between any provisions of the Joint Venture Formation Agreement and any provisions of Sections 10.1, 10.2, 10.3 or
10.4 of this Agreement, the provisions of the Joint Venture Formation Agreement shall control.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 Legend. Certificates, if any, evidencing Units shall be stamped or endorsed with a legend in substantially the following form:

                              TRANSFER RESTRICTED

      The Units represented by this certificate are subject to restrictions on transfer contained in a Limited Liability Company Agreement dated _____________, 1997 (the "Agreement") among Schott-CML Fiberoptics LLC (the "Company"), and its Members and may not be sold, pledged, transferred, encumbered or otherwise disposed of except in accordance therewith. A copy of the Agreement is on file at the office of the Company and may be obtained without charge upon written request to the President of the Company.

     11.2 Notices. Notices or any other communication provided for in this Agreement shall be given in writing and, except as otherwise expressly provided herein, shall be effective on (i) the date of facsimile transmission of such notice, (ii) one day (two days if the recipient is outside of the United States) after the sending of such notice by overnight courier service or (iii) eight days after mailing of such notice by certified mail addressed as follows:

               To the Company:       Schott-CML Fiberoptics LLC
                                     45 Bartlett Street

                                     Marlborough, Massachusetts
                                     Attention:  President

               To Electro:           Electro Fiberoptics Corp.
                                     c/o Chicago Miniature Lamp, Inc.
                                     500 Chapman Street
                                     Canton, Massachusetts  02021
                                     Attention:  Mr. Frank Ward

               With a Copy to:       David L. Engel, Esq.
                                     Bingham, Dana & Gould LLP
                                     150 Federal Street
                                     Boston, MA  02110

               To Schott:            Brian A. Edney
                                     Schott Fiber Optics, Inc.
                                     122 Charlton Street
                                     Southbridge, MA  01550-1960

               and:                  Manfred Jaeckel, Esq.
                                     Schott Company
                                     3 Odell Plaza
                                     Yonkers, NY  10701

           With a Copy to:           Joel D. Almquist, Esq.
                                     Kirkpatrick & Lockhart LLP
                                     One International Place
                                     Boston, MA  02110


unless and until notice of another or different address shall be given as provided herein.

     11.3 Modification and Waiver. Except as otherwise provided herein, this Agreement may be modified or amended and any obligation or restriction herein may be waived only with the prior written consent of all of the parties hereto.

     11.4 Governing Law. This Agreement shall be governed by, interpreted, and construed in accordance with the laws of the State of Delaware, without regard to Delaware choice of law provisions.

     11.5 Waiver of Partition. Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company's property.

     11.6 Consents. All consents, agreements and approvals required or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Company.

     11.7 Successors. All rights and duties of the Members hereunder shall inure to the benefit of and be binding upon their respective successors and assigns.

     11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     11.9 Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of the Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

     11.10 Survival. All indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Company until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

     11.11 No Third Party Beneficiaries. Nothing contained in this Agreement is intended to, or shall, confer upon any Person other than the parties hereto any rights or remedies

     11.12 Binding Agreement. This Agreement shall be binding upon the parties hereto and shall inure to the benefit of their respective legal representatives, heirs, executors, administrators, successors and assigns.

     11.13 Entire Agreement. Except to the extent other agreements are specifically referred to herein, this Agreement constitutes the entire agreement between the Members with respect to the matters covered hereby and thereby and supersedes all prior agreements, understandings, offers and negotiations, oral or written.

     11.14 Miscellaneous. Captions have been inserted solely for convenience of reference and in no way shall define or limit any term of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as an agreement under seal as of the date first above written.



                                   Electro Fiberoptics Corp.

                                   By:
                                      ------------------------------
                                   Name:
                                   Title:


                                   Schott Corporation


                                   By:
                                      ------------------------------
                                   Name:
                                   Title:

                                   EXHIBIT A

                    Members                         Number of Units
             -------------------------              ---------------
             Electro Fiberoptics Corp.              51,000



             Schott Corporation                     49,000

                                   EXHIBIT B

(Capital Contribution by Electro and Liabilities of Electro Assumed by the Company)